Exhibit 10.33

*** Text Omitted and Filed Separately with the Securities Exchange Commission

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

Vivint Solar Aaliyah Project Company, LLC

dated as of November 5, 2013

THE SECURITIES (MEMBERSHIP INTERESTS) REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR, IN THE OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

i

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

ANNEX I	Members and Membership Interests

SCHEDULES
Schedule 4.2(d)	Initial Capital Accounts
Schedule 9	Transfer Representations and Warranties

EXHIBITS
Exhibit A	Form of Membership Interest Certificate
Exhibit B	Base Case Model
Exhibit C	Insurance Requirements
Exhibit D	Form of Note

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

VIVINT SOLAR AALIYAH PROJECT COMPANY, LLC

Limited Liability Company Agreement of Vivint Solar Aaliyah Project Company, LLC, a Delaware limited liability company (the “Company”), dated as of November 5, 2013 (the “Effective Date”), by and between Vivint Solar Aaliyah Manager, LLC, a Delaware limited liability company (“Sponsor Sub”), and Stoneco IV Corporation, a Delaware corporation (“Investor”).

RECITALS

1. The Company was formed by virtue of its Certificate of Formation filed with the Secretary of State of the State of Delaware on October 25, 2013 (the “Certificate of Formation”).

2. The Company has been formed to own and operate photovoltaic systems.

3. Sponsor Sub and Investor desire to describe their respective rights and obligations as members of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Master EPC Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, Delaware Code Ann. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the Capital Account of such Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the next to last sentence of Treasury Regulations Section 1.704-2(g)(1) and the next to last sentence of Treasury Regulations Section 1.704-2(i)(5) and (b) decreased by such Member’s share of the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Affiliate” of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person. As used in this definition of Affiliate, the term “control” of a specified Person, including, with correlative meanings, the terms, “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of such Person’s management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the Company will not be treated as an Affiliate of any Member, and Investor will not be treated as an Affiliate of Sponsor or Sponsor Sub.

“Agreement” means this Limited Liability Company Agreement, together with all schedules and exhibits hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Laws” means all applicable laws of any Governmental Authority, including, without limitation, laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.

“Appraisal Method” means one appraiser shall be appointed by the Class A Member and one appraiser shall be appointed by the Class B Member, in each case, within fifteen (15) calendar days of a Member invoking the procedure described in this definition and delivering notice thereof to the other Members, which appraisers shall attempt to agree upon the fair market value of the Class A Membership Interests. If either the Class A Member or the Class B Member does not appoint its appraiser within the fifteen (15) calendar day period referenced in the immediately preceding sentence, the Member that has appointed an appraiser may deliver written notice to the other Member regarding its failure to appoint an appraiser within the required time period, and if such other Member does not appoint an appraiser within five (5) Business Days after receiving such notice, the determination of the appraiser that has been appointed shall be conclusive and binding on the Members. If the appraisers appointed by the Class A Member and the Class B Member are unable to agree upon the fair market value of the Class A Membership Interests within thirty (30) calendar days after the appointment of the second of such appraisers, the two appraisers shall appoint a third appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Members, unless the determination of one independent appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Members. Any appraiser shall be qualified, and have at least three years of experience, in appraising PV Systems. The Class A Member and the Class B Member, respectively, shall bear their own costs in appointing their respective appraiser and shall evenly split the costs of any third appraiser.

“Bankruptcy” of a Person means the occurrence of any of the following events: (a) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended (the

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Bankruptcy Code”), (b) the making by such Person of a general assignment for the benefit of its creditors, (c) the admission in writing by such Person of its inability to pay its debts as they mature, (d) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under Applicable Law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (e) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (f) an involuntary case is commenced against such Person by the filing of a petition under any chapter of Title 11 of the Bankruptcy Code and within sixty (60) days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (g) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or (h) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” is defined in the definition of the term “Bankruptcy”.

“Base Case Model” means a computer model agreed to by Sponsor and Investor showing the estimated economic results that the parties expect from ownership of Projects and the assumptions to be used in projecting when Investor shall reach the Target Internal Rate of Return. The Base Case Model as of the date hereof is attached as Exhibit B and may be replaced from time to time with an updated computer model with each Member’s prior written consent (executed by a duly-authorized officer of such Member), including to reflect adjustments made to the Base Case Model in accordance with the Master EPC Agreement (including the True-Up Base Case Model).

“Business Day” means any day other than Saturday, Sunday and any other day on which banks in New York are authorized to be closed.

“Calculation Date” means March 31, June 30, September 30 and December 31 of each year (or if such day is not a Business Day, the next Business Day).

“Capital Account” is defined in Section 4.2(a).

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.

“Cash Difference” is defined in Section 6.5(d).

“Cashflow Shortfall” is defined in Section 4.3(a).

“Certificate of Formation” is defined in the recitals of this Agreement.

“Change of Member Control” means with respect to any Class B Member, an event in which a Person or Persons who prior to a transaction or series of transactions, individually or collectively possessed directly or indirectly, legally or beneficially:

(a) Fifty percent (50%) or more of the equity, capital or profits interests of such Class B Member; or

(b) control of such Class B Member through the ownership of voting securities with the power to direct the management or policies of such Class B Member or otherwise;

and as a result of a consummation of any transaction or series of transactions (including any merger or consolidation), such Person or Persons individually or collectively fail to maintain, whether directly or indirectly, legally or beneficially, either of the elements of control listed in clause (a) or clause (b) above. Notwithstanding the foregoing, neither the direct nor indirect sale, transfer or other disposition of equity, capital or profits interests of, or of the ownership of voting securities with the power to direct the management or policies of, Sponsor shall constitute a Change of Member Control.

“Class A Member” means a Member holding one or more Class A Membership Interests. As of the Effective Date and for so long as Investor owns any Class A Membership Interests, Investor is a Class A Member.

“Class A Membership Interests” is defined in Section 3.1(b).

“Class B Member” means a Member holding one or more Class B Membership Interests. As of the Effective Date and for so long as Sponsor Sub owns any Class B Membership Interests, Sponsor Sub is a Class B Member.

“Class B Membership Interests” is defined in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax statute.

“Company” is defined in the preamble to this Agreement.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” is defined in Section 11.12(a).

“Consultation” or “Consult” means to confer with and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.

“Corporate Tax Rate” means 35%.

“Curative Flip Allocation” is defined in Section 6.5(e).

“Customer Agreement” is defined in the Master EPC Agreement.

“Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis at the beginning of such Fiscal Year, then the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be (a) the amount described in Treasury Regulations Section 1.704-3(d)(2) if the remedial method referred to in Treasury Regulations Section 1.704-3(d) is used, and (b) otherwise an amount that bears the same ratio to such Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the period bears to the adjusted tax basis. If the asset has a zero adjusted tax basis, then the depreciation, amortization or other cost recovery deduction under clause (b) above shall be determined under a method reasonably selected by the Managing Member and agreed to by Members representing a Required Majority Vote.

“Designated Transfers” is defined in Section 9.5(a).

“Developer” means Vivint Solar Developer, LLC, a Delaware limited liability company.

“Development” means the acquisition, ownership, financing, leasing, occupation, design, development, construction, equipping, testing, repair, operation, maintenance, use and interconnection of a Project, and the sale of electricity and/or any attributes therefrom.

“Dispute” is defined in Section 11.11(a).

“Disputing Member” is defined in Section 11.11(a).

“Distributable Cash” means, as of any Distribution Date, all cash, cash equivalents and liquid investments held by the Company as of such date less all operating and maintenance expenses and reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company or the Projects consistently with Prudent Industry Standards.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Distribution Date” means March 31, June 30, September 30 and December 31 of each year (or if such day is not a Business Day, the next Business Day).

“Effective Date” is defined in the preamble to this Agreement.

“Exercise Notice” is defined in Section 9.4(a).

“Federal Power Act” means Chapter 12 of Title 16 of the United States Code, as amended.

“Fiscal Year” is defined in Section 7.9.

“Fixed Tax Assumptions” means the following assumptions: (a) the Company is a partnership for federal income tax purposes; (b) the Class A Member is a partner in the Company for federal income tax purposes, (c) the Company is the owner of each Project for federal income tax purposes; (d) the allocations of each item of income, gain, loss, deduction and credit set forth in this Agreement to the Members will be respected by the IRS either because they have “substantial economic effect” or are otherwise consistent with the Members’ interests in the Company within the meaning of Section 704(b) of the Code; (e) the transactions described in the Transaction Documents have “economic substance” within the meaning of Section 7701(o) of the Code; (f) each Class A Member is and will continue to be subject to federal income tax at the Corporate Tax Rate, (g) state, local, foreign or other non-United States federal income taxes are inapplicable and (h) each Class A Member will be able to fully utilize all regular federal income tax benefits allocated to it from the Company.

“Flip Date” means the later of (a) the date that is five (5) full years after the last date a Project owned by the Company is Placed in Service and (b) the last day of the calendar month in which the Class A Member achieves an Internal Rate of Return equal to or greater than the Target Internal Rate of Return.

“GAAP” means (a) generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied; or (b) upon mutual agreement of the parties hereto, internationally recognized generally accepted accounting principles, consistently applied.

“Governmental Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance or order of, or any notice to or registration by or with, any Governmental Authority.

“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority having jurisdiction or effective control over the Company or any Project, or if the context requires, the Sponsor Sub or Investor.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Gross Fair Market Value of such asset as of the date of contribution; provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 4.2(d) shall be as shown in Schedule 4.2(d);

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective Gross Fair Market Values at the times described in Section 4.2(c);

(c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such asset on the date of distribution;

(d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Gross Fair Market Value” means, with respect to any asset, the fair market value of the asset as reasonably determined by the Managing Member and agreed to by Members representing a Required Majority Vote.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means the Guaranty dated as of the date hereof, made by Sponsor in favor of the Investor and the Company.

“Host Customer” is defined in the Master EPC Agreement.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the regulations adopted thereunder.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person as an account party in respect of letters of credit or other similar instruments (including contingent reimbursement obligations with respect thereto), (d) all of the obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six (6) months after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (e) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, (f) all monetary obligations of such Person with respect to any interest rate hedge, cap, floor, swap, option or other interest rate hedge agreement entered into after the date hereof, (g) all Indebtedness (as defined in clauses (a) through (f) of this definition) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (h) all Indebtedness (as defined in clauses (a) through (f) of this definition) of other Persons guaranteed by such Person.

“Indemnified Costs” means Investor Indemnified Costs or Sponsor Indemnified Costs, as the context requires.

“Indemnified Party” means an Investor Indemnified Party or Sponsor Indemnified Party, as the context requires.

“Indemnifying Party” means Sponsor Sub or Investor, as the context requires.

“Independent Accounting Firm” means Ernst & Young LLP or a nationally recognized third-party accounting firm that (a) is not an Affiliate of either Member, and (b) is mutually agreed upon by the Members.

“Interested Member” means a Member (or Affiliate of a Member) having a pecuniary interest in a transaction or claim other than a pecuniary interest resulting from such Member’s interest in the Company.

“Internal Rate of Return” means the discount rate that causes “A” to equal “B” in present-value terms where “A” is the sum of the present values as of the first Purchase Date for the first Tranche purchased under the Master EPC Agreement, calculated on a quarterly basis, of (a) the Tax Credits allocated to the Class A Member, and (b) the tax savings from deductions and losses that the Class A Member is allocated, and (c) cash that is distributed to the Class A Member, and (d) any indemnity payments by the Class B Member to the Class A Member that substitute for amounts in clauses (a), (b), and (c), and where “B” is the sum of the present values as of the first Purchase Date for the first Tranche purchased under the Master EPC Agreement, calculated on a quarterly basis, of (e) the Capital Contributions that the Class A Member makes to the Company, and (f) the tax detriment from any taxable income or gain allocated to the Class

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

A Member, and (g) any payment made by the Class A Member to any tax authority after and solely as a result of an audit with respect to any Project or the Company (other than in connection with the incorrectness of a Fixed Tax Assumption, unless such Fixed Tax Assumption is incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents). The tax savings and tax detriment will be calculated assuming the accuracy of the Fixed Tax Assumptions.

“Investor” is defined in the preamble to this Agreement.

“Investor Contribution Cap” means for all Projects purchased, $***.

“Investor Indemnified Costs” means, with respect to any Investor Indemnified Party, subject to ARTICLE IX, any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and reasonable expenses (including (i) court costs and reasonable attorneys’ fees and expenses of one law firm for all Investor Indemnified Parties plus one law firm of local counsel where any relevant Project is located and (ii) any recapture or disallowance of, or inability to claim, the Tax Credits assumed in the Base Case Model) incurred by such Investor Indemnified Parties resulting from or relating to (a) any breach or default by the Class B Member of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud, gross negligence or willful misconduct on the part of the Class B Member relating to this Agreement or any other Transaction Document.

“Investor Indemnified Parties” means Investor and any Person to whom Investor Transfers any portion of its Class A Membership Interests in accordance with ARTICLE IX, and each of their respective Affiliates and each of their respective shareholders, partners, members, officers, directors, employees, agents and other representatives, and their respective successors and assigns.

“IRR Report” is defined in Section 7.1(b).

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge of Investor” means the actual knowledge, after due inquiry, as of the Effective Date, of one or more of the following persons holding the following titles at Investor: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and General Counsel.

“Knowledge of Sponsor Sub” means the actual knowledge, after due inquiry, as of the Effective Date, of one or more of the following persons holding the following titles at Sponsor: Greg Butterfield (Chief Executive Officer and President), Brendon Merkley (Chief Operating Officer), Paul Dickson (Vice President of Finance), and Dan Black (General Counsel); provided, however, that for matters relating to a Host Customer, “Knowledge” will be limited to the representations and warranties made by such Host Customer in the applicable Customer Agreement without Sponsor Sub undertaking further inquiry or due diligence, unless any one of the persons described above has actual knowledge that a representation or warranty is untrue.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Lien” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

“Maintenance Services Agreement” means that certain Maintenance Services Agreement by and between the Company and MSA Provider, dated as of the date hereof and as amended from time to time.

“Major Decisions” means any of the following actions:

(a) Acquisition of any Project (including any Substituted Project) under the Master EPC Agreement, such approval not to be withheld if the conditions of Sections 2.3 and 2.5 of the Master EPC Agreement with respect to that Project have been met in the reasonable determination of the Investor and such approval treated as automatically rejected unless Class A Member informs Managing Member that it approves the acquisition of such PV Systems prior to the expiration of the applicable Review Period or Substituted Project Review Period, as the case may be;

(b) Sale, lease or disposition of any Company assets with a value in excess of $25,000, individually or in the aggregate in any calendar year, other than (i) following the Flip Date, (A) sales of electric power, other than through a Customer Agreement, and (B) the transfer of any related RECs or other environmental credits, (ii) the transfer of an asset that is worn out, obsolete, or no longer necessary or useful for the operation of the applicable Project, (iii) transfer of a Customer Agreement by a Host Customer in accordance with the provisions therein and the Maintenance Services Agreement, (iv) the sale of a PV System to a Host Customer pursuant to such Host Customer’s Customer Agreement or (v) as otherwise set forth in this Agreement;

(c) Any joint venture, merger, consolidation or other business combination of or involving the Company;

(d) Any issuance by the Company of a Guarantee;

(e) Any issuance or redemption by the Company of any Membership Interests or other equity interest of any kind in the Company, or any warrants, rights or options to acquire the same, or any security convertible into any of the foregoing;

(f) Pursuing, initiating or settling any claim, litigation or arbitration with an amount in controversy that equals or exceeds $25,000, individually or in the aggregate in any calendar year, or which includes consent to or award of an injunction, specific performance or other equitable relief;

(g) Incurrence or voluntary prepayment of any Indebtedness on behalf of the Company in excess of $25,000 at any time outstanding in the aggregate; provided, that this limitation shall not apply to any Member Loans incurred in accordance with Section 4.3;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(h) Any amendment or cancellation of the Certificate of Formation of the Company or any Transaction Document (other than the Maintenance Services Agreement, which is covered in clause (s) below), if the amendment or termination, in the reasonable estimation of the Managing Member, without due inquiry, would have a Material Adverse Change, individually or collectively, on the Class A Members;

(i) The admission of any additional member in the Company, other than pursuant to the terms of this Agreement;

(j) Making or committing to make any capital expenditures, other than (i) as contemplated by the Customer Agreements or the Maintenance Services Agreement, (ii) expenditures required by law or necessary to prevent or mitigate an emergency situation or to preserve the value of the Project’s property or assets, or (iii) capital expenditures not in excess of $25,000 individually or in the aggregate in any calendar year;

(k) Entering into any new contract on behalf of the Company with any Affiliate of a Member (not including any renewals of existing contracts on the same terms as the expiring agreement) or any extension or replacement of a Transaction Document with the same or another Affiliate of any such Member;

(l) Execution and delivery of instruments requested by MSA Provider under the Maintenance Services Agreement except for ministerial or administrative changes made in the Ordinary Course of Business;

(m) Encumbering or granting any Liens on the assets or rights of the Company other than (in each case) Permitted Liens;

(n) Hiring any employees, entering into or adopting any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or employees of the Company;

(o) Causing the Company to elect under Treasury Regulations Section 301.7701-3 or any comparable provision of state or local income tax law, to be classified as an association;

(p) Making any tax election other than as provided herein or that is inconsistent with the assumptions contained in the Base Case Model;

(q) Applying for or claiming any grant or Tax credit (including any Tax credit under Section 45 of the Code) that would reduce the amount of the Tax Credits available under Section 48 of the Code;

(r) Entering into any contract or taking any action that in the reasonable estimation of the Class A Member would threaten the availability of Tax Credits or tax depreciation with respect to any PV System assumed in the Base Case Model;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(s) (i) Subject to the proviso in Section 8.2(a)(ii), (A) materially amending, (B) canceling, suspending, renewing (unless in the case of the Maintenance Services Agreement such renewal is on substantially similar terms and conditions as the Maintenance Services Agreement that is being renewed), terminating or entering into replacement contracts (unless in the case of the Maintenance Services Agreement such replacement is on substantially similar terms and conditions as the Maintenance Services Agreement that is being replaced) for, in each case of subclauses (A) and (B), the Maintenance Services Agreement or the Master EPC Agreement, (ii) assigning, releasing or relinquishing the material rights or obligations of any party to the Maintenance Services Agreement or the Master EPC Agreement, or (iii) resolving any material dispute relating to the Maintenance Services Agreement or the Master EPC Agreement, provided that the materiality qualifier in clause (i), (ii) or (iii) is solely with regard to the Company or all of the Projects taken as a whole;

(t) Lending any funds of the Company to any Person;

(u) Changing, amending or substituting the insurance required to be maintained by the Company pursuant to this Agreement in a manner that would cause such insurance to be materially different from the insurance requirements attached hereto as Exhibit C;

(v) Changing the Company’s methods of accounting or accounting policies and procedures as in effect on the date hereof, except as required by GAAP, or changing the Independent Accounting Firm;

(w) Hiring counsel to assist in a Tax audit or to represent the Company in a Tax controversy or consenting to any Tax audit adjustment;

(x) Subject to clause (b), causing the Company to permit (A) possession or control of property of the Company by any Member or (B) the assignment, transfer, sale, lease, pledge or other disposition of rights of the Company in specific property of the Company, for other than a Company purpose or other than for the benefit of the Company;

(y) Changing the assumptions set forth in the Base Case Model or the Tracking Model other than in accordance with the terms of this Agreement;

(z) Making, or causing the Company to make, any advance payments of compensation or other consideration to the Managing Member or any of its Affiliates;

(aa) Commingling the assets of the Company with the funds or other assets of any other Person;

(bb) Taking or filing any action or instituting any proceedings in Bankruptcy on behalf of the Company;

(cc) Dissolving or winding up of the Company;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(dd) Causing the Company to engage in any business or activity that is not within the purpose of the Company, as set forth in its organizational documents, or to change such purpose;

(ee) Adding any new manufacturer to the approved vendors listed on Schedule 13 of the Master EPC Agreement;

(ff) Causing the Company to take any action that could reasonably be expected by Managing Member to result in an event of default, or that would result in the acceleration of any material obligation or termination of any material right, under any Transaction Document;

(gg) Entering into, amending, canceling, suspending, renewing (unless such renewal is on substantially similar terms and conditions as the existing contract) or terminating contracts for goods and services requiring the Company to make expenditures in excess of $25,000 individually or in the aggregate in any calendar year; provided, that this limitation shall not apply to the Company’s engagement agreement with the Independent Accounting Firm for services to be provided by the Independent Accounting Firm as contemplated by this Agreement; and

(hh) Requesting Non-Included System Services under the Maintenance Services Agreement with a value of greater than $25,000 in any calendar year.

“Manager” is defined in Section 3.13(b).

“Managing Member” is defined in Section 8.2.

“Master EPC Agreement” means that certain Development, EPC and Purchase Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time), by and among the Company, Developer and Sponsor, and each Transfer Notice and Bill of Sale (as each term is defined in the Master EPC Agreement) thereunder.

“Material Adverse Change” means, with respect to any Person, a fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities or properties of such Person, (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of the Transaction Documents, (c) materially impairs or is reasonably expected to materially impair the ability of such Person to meet or perform its obligations under the Transaction Documents, or (d) has or is reasonably expected to have any material adverse effect on such Person’s rights under the Transaction Documents.

“Maximum Liability” means, with respect to a party, $***. For the avoidance of doubt, (a) any indemnification of Sponsor Sub by the Company or any indemnification of the Company by Sponsor Sub shall not be included in calculating whether the Maximum Liability

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

applicable to Sponsor Sub has been or will be exceeded, and (b) any indemnification of the Investor by the Company or any indemnification of the Company by Investor shall not be included in calculating whether the Maximum Liability applicable to Investor has been or will be exceeded.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or any Person admitted to the Company as a member as provided in this Agreement (each in the capacity of a member of the Company), but does not include any Person who has ceased to be a member of the Company.

“Member Loan” means any loan or advance made by a Class A Member or Class B Member, pursuant to Section 4.3.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” means the entire interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations of profits and losses, and to vote, consent or approve or receive information, if any.

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulations Section 1.704-2(i)(3).

“MSA Provider” means Vivint Solar Provider, LLC, a Delaware limited liability company, as provider under the Maintenance Services Agreement or any successor thereto.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

(a) any income of the Company that is exempt from federal income tax, to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures under Section 705(a)(2)(B) pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b), (c) or (d) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) any items that are specially allocated pursuant to the provisions of Section 5.2 and Section 5.3 shall not be taken into account in computing Net Income or Net Loss; and

(f) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation.

“Nonrecourse Deduction” means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a “nonrecourse liability” of the Company within the meaning of Treasury Regulations Section 1.704-2.

“Notice” is defined in Section 11.1.

“Operations Report” is defined in Section 7.1(a).

“Option Purchase Price” is defined in Section 9.4(b).

“Ordinary Course of Business” means the ordinary conduct of business consistent with custom and practice for residential solar energy electric generation businesses in the United States (including with respect to quantity and frequency).

“Percentage Interest” means the percentage interest shown for a Member in Schedule 4.2(d) as updated from time to time.

“Permits” means any license, consent, permit, authorization, requirement, environmental plan, notice, filing, certification, exemption, waiver, tariff, franchise, variance, order, decision, registration, ruling and other approval or permission required under any Applicable Law for the Development of the Project, including as to zoning, road crossing, environmental protection, pollution, sanitation, energy regulation, safety, siting or building, obtained or required to be obtained by or on behalf of the Company from any Governmental Authority.

“Permitted Encumbrances” means Liens provided for under the Transaction Documents, liens for Taxes not yet due and payable, to the extent adequate reserves have been made consistent with GAAP, and restrictions on transfer of the Membership Interests under any applicable federal, state or foreign securities law.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Permitted Investments” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000.00 or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then-equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then-equivalent grade) by Standard & Poor’s Corporation.

“Permitted Liens” means (a) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, to the extent adequate reserves have been made consistent with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, vendors’ or other similar liens or charges securing the payment of expenses not yet due and payable that are incurred in the Ordinary Course of Business, (c) liens securing obligations or duties (other than Indebtedness) to any Governmental Authority arising in the Ordinary Course of Business (including under licenses and permits held by the Investor and under all Applicable Laws and orders of any Governmental Authority), (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances on or with respect to real property that do not secure Indebtedness or materially interfere with the ordinary conduct of the Company’s business, (e) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment or other social security or to secure performance of statutory obligations, surety bonds, performance bonds and other similar obligations and (f) any other liens agreed to in writing by Sponsor Sub and Investor.

“Permitted Transfers” is defined in Section 9.3.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

“Placed in Service” means that all of the following events have occurred with respect to a PV System: (a) the PV System has been installed, tested and shown capable of operating in a reliable and continuous manner for its intended purpose; (b) legal title to and control over the PV System and all components thereof have been conveyed to the Company; and (c) all licenses and permits needed to operate the PV System (including authority from the local utility to commence parallel operation) and to put the PV System to its intended use of using it to generate electricity for sale to a Host Customer have been obtained.

“Post-Flip Date” means the later of (a) the Flip Date and (b) the last day of the calendar month in which the Class A Member achieves a Post-Flip Internal Rate of Return equal to or greater than the Post-Flip Target Internal Rate of Return.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Post-Flip Internal Rate of Return” means the discount rate that causes “A” to equal “B” in present-value terms where “A” is the sum of the present values as of the first Purchase Date for the first Tranche purchased under the Master EPC Agreement, calculated on a quarterly basis, of (a) the Tax Credits allocated to the Class A Member, and (b) the tax savings from deductions and losses that the Class A Member is allocated, and (c) cash that is distributed to the Class A Member, and (d) cash received by the Class A Member in connection with the Class B Member’s exercise of the Purchase Option, and (e) any indemnity payments by the Class B Member to the Class A Member that substitute for amounts in clauses (a), (b), (c), and (d), and where “B” is the sum of the present values as of the first Purchase Date for the first Tranche purchased under the Master EPC Agreement, calculated on a quarterly basis, of (f) the Capital Contributions that the Class A Member makes to the Company, and (g) the tax detriment from (i) any taxable income or gain allocated to the Class A Member, and (ii) the receipt by the Class A Member of cash in connection with the exercise of the Purchase Option, and (h) any payment made by the Class A Member to any tax authority after and solely as a result of an audit with respect to any Project or the Company (other than in connection with the incorrectness of a Fixed Tax Assumption, unless such Fixed Tax Assumption is incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents). The tax savings and tax detriment will be calculated assuming the accuracy of the Fixed Tax Assumptions.

***

“Post-Flip Target Internal Rate of Return” means an after-tax Post-Flip Internal Rate of Return of ***%.

***

“Pre-Flip Period” means the period commencing on the Effective Date and ending on (and including) the Flip Date.

***

“Prohibited Transferee” means any Person which is, or whose Affiliate is, (i) adverse in any pending or threatened action involving any Member (or Affiliate thereof) or the Company (unless the Members, excluding the transferor, have consented to such transferee), (ii) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or (iii) during the Recapture Period, a Tax Exempt Entity.

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Project” is defined in the Master EPC Agreement.

“Projected Flip Date” means ***.

“Prudent Industry Standards” means the practices, methods, equipment, specifications and standards of safety, as the same may change from time to time, as are used or approved by a significant portion of the residential rooftop distributed solar electric generation industry operating in the applicable Project States in residential rooftop distributed solar electric generating systems or facilities of a type and size similar to the Projects as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such residential rooftop distributed solar electric generating system or facility, with commensurate standards of safety, performance, dependability, efficiency and economy in each case in light of the facts known and circumstances existing at the time any decision is made or action is taken, that would be expected to accomplish the desired result in a manner materially consistent with Applicable Law, permits, codes, and equipment manufacturer’s recommendations.

“Purchase Date” means the date that a Tranche is purchased under the Master EPC Agreement.

“Purchase Option” is defined in Section 9.4(a).

“Purchased Systems” is defined in the Master EPC Agreement.

“PV System” is defined in the Master EPC Agreement.

“Quarter” means a fiscal quarter.

“REC” means a renewable energy credit or certificate representing any and all environmental credits, benefits, emissions reductions, offsets and allowances, howsoever entitled, that are created or otherwise arise from a PV System’s generation of electricity, including but not limited to solar renewable energy certificates that may be used in connection with a state’s renewable portfolio standard and in each case resulting from the avoidance of the emission of any gas, chemical or other substance attributable to the generation of solar energy by the PV System, but excluding any and all federal, state and local tax attributes (including Tax Credits).

“Recapture Period” means the period commencing on the Effective Date and ending on the fifth anniversary of the last date that a Project owned by the Company is Placed in Service.

“Reference Rate” means the rate of interest published in The Wall Street Journal as the prime lending rate or “prime rate”, with adjustments in that varying rate to be made on the same date as any change in that rate is so published.

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Removal Event” means the occurrence of any of the following events:

(a) any representation or warranty made by the Class B Member or the Managing Member in this Agreement or any Transaction Document shall have been false or misleading, and such breach or default has or could reasonably be expected to have a Material Adverse Change on the Company or the Class A Member as reasonably determined by the Class A Member;

(b) any breach or default by the Class B Member, the Managing Member or the Company under any covenant or obligation under a Transaction Document to which it is a party, and such breach or default has or could reasonably be expected to have a Material Adverse Change on the Company or the Class A Member as reasonably determined by the Class A Member (unless the action or inaction that has led directly to such breach or default has been directed, accepted or approved by the Class A Member or Investor in writing);

(c) the occurrence and continuance of any event of default as to the Class B Member, the Managing Member or the Company, after any applicable notice and cure period has expired, under any Transaction Document to which such Person is a party, and such event of default has or could reasonably be expected to have a Material Adverse Change on the Company or the Class A Member as reasonably determined by the Class A Member (unless the action or inaction that has led directly to such event of default has been directed, accepted or approved by the Class A Member in writing);

(d) the Class B Member, the Managing Member, the Company or the Project violates any material Applicable Law (unless the action or inaction that has led directly to such violation has been directed, accepted or approved by Class A Member or Investor in writing), and such violation has or could reasonably be expected to have a Material Adverse Change on the Company;

(e) the Managing Member, Class B Member or the Company engages in fraud, willful misconduct or gross negligence, or breaches a fiduciary duty;

(f) any Bankruptcy or insolvency of the Class B Member, the Managing Member or the Company, whether voluntary or involuntary, and in the case of an involuntary Bankruptcy proceeding, not stayed or dismissed within sixty (60) days, or the foreclosure or involuntary transfer of Membership Interests held by the Managing Member;

(g) the Managing Member ceases to be an Affiliate of the Class B Member; or

(h) a failure by the Managing Member to enforce the rights of the Company under any Transaction Document.

“Representatives” means, with respect to any Person, the managing member(s) and the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Required Majority Vote” is defined in Section 8.3(b).

“Restricted Investor Transferee” means a Person who is (a) a direct competitor of Sponsor or its Affiliates in the residential or commercial PV System design, installation, finance or operation and maintenance industry, or any other then-business segment of Sponsor or its Affiliates (including but not limited to Sponsor’s home automation, security and wireless internet business segments) or (b) an Affiliate of any such direct competitor.

***

“Restricted Transferee” means, ***, and, with respect to a Transfer by Investor, a Restricted Investor Transferee.

“Review Period” is defined in the Master EPC Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Percentage” is defined in Section 5.1.

“Shortfall Funding Date” is defined in Section 4.3(a).

“Shortfall Notice” is defined in Section 4.3(a).

“Sponsor” means Vivint Solar, Inc.

“Sponsor Indemnified Costs” means, with respect to any Sponsor Indemnified Party, subject to ARTICLE IX, any and all damages, claims, liabilities, demands, charges, suits, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Sponsor Indemnified Parties plus one law firm of local counsel for each Project State in which relevant Projects are located) incurred by such Sponsor Indemnified Parties resulting from or relating to any Third Party Claim to the extent resulting from or relating to (a) any breach or default by Investor or Class A Member of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud, gross negligence or willful misconduct on the part of Investor or Class A Member relating to this Agreement or any other Transaction Document.

“Sponsor Indemnified Parties” means Sponsor Sub and any Person to whom Sponsor Sub Transfers its Membership Interests in accordance with ARTICLE IX, and each of their respective Affiliates and each of their respective shareholders, partners, members, officers, directors, employees, agents and other representatives, and their respective successors and assigns.

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Sponsor Sub” is defined in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“System Purchase Price” is defined in the Master EPC Agreement.

“Target Internal Rate of Return” means an after-tax Internal Rate of Return of ***%.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means:

(a) any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

(b) any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Credits” means energy credits under Section 48 of the Code or any successor to such section.

“Tax Exempt Entity” means (a) a “tax-exempt entity” or “tax-exempt controlled entity” as those terms are defined in Section 168(h) of the Code, (b) a Person described in Section 50(b)(3) or (4) of the Code, (c) a Person whose ownership of a Membership Interest would result in a disallowance or reduction of Tax Credits pursuant to Section 50(d) of the Code or (d) any other Person whose ownership of a Membership Interest would result in a recapture or disallowance of, or inability to claim, the Tax Credits or accelerated Depreciation deductions assumed in the Base Case Model.

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

“Tax Loss Contest” is defined in Section 7.7(c).

“Tax Matters Partner” is defined in Section 7.7(a).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any IRS Form K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Claim” means any claim, action or proceeding made or brought by any Person who is not a Member or an Affiliate of a Member.

“Third Party Penalty Claim” is defined in Section 9.8(c).

“Tracking Model” means a computer model in the form of the Base Case Model that reflects actual results of the Company using the calculation conventions in Section 6.5, but with each of the Fixed Tax Assumptions remaining unchanged (except to the extent a Fixed Tax Assumption is incorrect due to a breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents).

“Tranche” is defined in the Master EPC Agreement.

“Transactions” means the transactions described in the Transaction Documents.

“Transaction Documents” means this Agreement, the Guaranty Agreement, the Master EPC Agreement and the Maintenance Services Agreement.

“Transfer” is defined in Section 9.1.

“Treasury Regulations” means the federal income tax regulations (including temporary regulations) promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations.

“True-Up Base Case Model” is defined in the Master EPC Agreement.

“True-Up Report” is defined in the Master EPC Agreement.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction.

Section 1.2. Other Definitional Provisions.

(a) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(b) The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” shall mean “including without limitation”.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(d) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, restated, supplemented or otherwise modified and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(e) Any references to a Person are also to its permitted successors and assigns.

ARTICLE II

CONTINUATION; OFFICES; TERM

Section 2.1. Formation of the Company.

The Members hereby acknowledge the formation of the Company as a limited liability company pursuant to the Act, the Certificate of Formation and this Agreement.

Section 2.2. Name, Office and Registered Agent.

(a) The name of the Company shall be “Vivint Solar Aaliyah Project Company, LLC” or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be c/o Vivint Solar, Inc., 4931 N 300 W, Provo, UT 84604. The Members may at any time change the location of such office to another location; provided that the Managing Member gives prompt written notice of any such change to the registered agent of the Company.

(b) The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The registered agent of the Company for service of process at such address is The Corporation Trust Company. The registered office and registered agent may be changed by the Managing Member at any time in accordance with the Act; provided that the Managing Member gives prompt written notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 2.3. Purpose; No Partnership Intended.

(a) The nature of the business or purpose to be conducted or promoted by the Company is: (i) to engage in the transactions contemplated by the Transaction Documents and Customer Agreements; (ii) to engage in the acquisition, construction, installation, lease, ownership and sale, and the operation, management, maintenance and financing of the Projects and all other rights and assets necessary for the ownership and operation of such Projects and (iii) to engage in any lawful act or activity, enter into any agreement and to exercise any powers permitted to limited liability companies formed under the Act that are incidental to or necessary, suitable or convenient for the accomplishment of the purposes specified above.

(b) The Company shall exist for the purposes and business specified in Section 2.3(a) and, other than for purposes of determining the status of the Company under the Code and the applicable Treasury Regulations and under any applicable state, municipal or other income tax law or regulation, this Agreement shall not be deemed to create a partnership under the Delaware Revised Uniform Partnership Act, company, joint venture or other arrangement among the Members with respect to any actions whatsoever other than the purposes and business specified in Section 2.3(a) and the activities related thereto.

Section 2.4. Term.

The term of the Company commenced on the Effective Date and shall continue indefinitely.

Section 2.5. Organizational and Fictitious Name Filings; Preservation of Limited Liability.

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Managing Member shall, on behalf of the Company, register the Company as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate for the conduct of the Company’s business. The Managing Member shall take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

ARTICLE III

RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1. Members; Membership Interests.

(a) The names of the Members, their addresses, contact information and Membership Interests held are listed on Annex I. Annex I shall be amended from time to time by the Managing Member without requiring the consent of any Member to reflect the change in a Member’s name, address or contact information, the withdrawal of any Member, the admission of any additional Member, Transfers of Membership Interests or the issuance of additional Membership Interests, in each case pursuant to and in accordance with the terms and conditions of this Agreement. The Managing Member shall, upon each amendment to Annex I, provide each Member, on a confidential basis for informational purposes, with a copy of such amended Annex I.

(b) The Membership Interests comprise one hundred (100) Class A Membership Interests (the “Class A Membership Interests”) and one hundred (100) Class B Membership Interests (the “Class B Membership Interests”).

(c) The Class A Membership Interests and the Class B Membership Interests shall (i) have the rights and obligations ascribed to such Membership Interests in this Agreement and the Act; (ii) be recorded in a register of Membership Interests, which register the Managing Member shall maintain; (iii) be transferable only on recordation of such Transfer in the register of Membership Interests, which recordation the Managing Member shall make, upon compliance with the provisions of ARTICLE IX; and (iv) be personal property. The Members hereby specify, acknowledge and agree that all Membership Interests are securities governed by Article 8 and all other provisions of the UCC, and pursuant to the terms of Section 8-103(c) of the UCC such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the UCC. All Membership Interests shall be represented by certificates substantially in the form attached hereto as Exhibit A, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Managing Member may from time to time determine. The Managing Member is expressly authorized to execute the certificates on behalf of the Company.

(d) The Company shall be entitled to treat the registered holder of a Membership Interest, as shown in the register of Membership Interests referred to in Section 3.1 of this Agreement, as a Member for all purposes of this Agreement, except that the Managing Member may record in the register of Membership Interests any security interest of a secured party pursuant to any security interest permitted by this Agreement.

(e) If a Member Transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms set forth in ARTICLE IX, the transferor shall automatically cease to be a Member.

Section 3.2. Actions by the Members.

(a) Except as otherwise permitted by this Agreement (including Section 3.2(e) below), all actions of the Members shall be taken at meetings of the Members which may be called by any Member for any reason and shall be called by the Managing Member within ten (10) calendar days following the written request of a Member. The Members may conduct any Company business at any such meeting that is permitted under the Act or this Agreement.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Meetings shall be at a reasonable time and place. Accurate minutes of any meeting shall be taken and filed with the minute books of the Company. Following each meeting, the minutes of the meeting shall be sent promptly to each Member.

(b) Members may participate in any meeting of the Members by means of conference telephone or other communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

(c) The presence in person or by proxy of Members owning more than 50% of the aggregate Class A Membership Interests and more than 50% of the aggregate Class B Membership Interests shall constitute a quorum for purposes of transacting business at any meeting of the Members.

(d) Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered by or at the direction of the Managing Member, to each Member of record entitled to vote at such meeting not less than five (5) Business Days nor more than thirty (30) calendar days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Members are present in person or by proxy.

(e) Any action may be taken by the Members without a meeting if such action is authorized or approved by the written consent of Members representing sufficient Membership Interests to authorize or approve such action pursuant to this Agreement at a meeting of all of the Members. The Members may conduct any Company business or take any action required of Members under this Agreement through written consent. Where action is authorized by written consent no prior notice is required, and no meeting of Members needs to be called or noticed. A copy of any action taken by written consent must be sent promptly to all Members, and all actions by written consent shall be filed with the minute books of the Company.

(f) The Managing Member is hereby authorized by the Members to take any and all actions on behalf of the Company subject, in the case of Major Decisions and any transaction with an Interested Member, to the approval requirements in Section 8.3.

(g) The voting power of each Membership Interest for purposes of any vote, consent or approval of Members required under this Agreement or the Act shall be as follows:

(i) each Class A Membership Interest shall entitle its holder to one vote;

(ii) each Class B Membership Interest shall entitle its holder to one vote; and

(iii) each Member shall cast all of its votes of a particular class as one block of votes.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 3.3. Management Rights

Except as otherwise provided under Section 8.3(d), no Member, in its capacity as such, other than the Managing Member, shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except as otherwise provided herein, the Managing Member shall not hold out or represent to any third party that any other Member has any such power or right or that any Member is anything other than a member in the Company. A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company. No Member or its Affiliates shall have any duty, fiduciary or otherwise, to refrain from engaging in the same or similar activities or lines of business as the Company, the Members or any Affiliates thereof, and no Member or any Affiliate thereof shall be liable to the Company, any Member or any Affiliate thereof by reason of any such activities.

Section 3.4. Other Activities.

Notwithstanding any duty otherwise existing at law or in equity, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members will have any rights by virtue of this Agreement in and to such independent ventures or any income, profits or property derived from them.

Section 3.5. No Right to Withdraw.

Subject to Section 9.3 and Section 9.4, no Member will have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of all remaining Members of the Company which consent may be given or withheld in their sole and absolute discretion.

Section 3.6. Limitation of Liability of Members.

(a) Notwithstanding anything to the contrary set forth in this Agreement or under Applicable Law, neither the Managing Member nor any other Member will be liable to the Company, any Member (including the Managing Member), or any other equity holder in or creditor of the Company for any action taken by or on behalf of the Company, except (i) for such actions as constitute gross negligence, fraud or willful misconduct of such Member, and (ii) as otherwise provided in ARTICLE IX. Without limiting or reducing the foregoing, each Member’s liability will be limited as set forth in the Act. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be the debts, obligations and liabilities solely of the Company, and the Members of the Company will not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.

(b) Each of the Members will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member, or any officer or employee of the

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Company, or by any other individual as to matters the Members reasonably believe are within such other individual’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distribution to the Members might properly be paid.

(c) To the extent that, at law or in equity, a Member, in its capacity as a member or manager of the Company or otherwise, has duties (including fiduciary duties) or liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement more expansive than those set forth in Section 3.6(a), such duties and liabilities are hereby limited to the extent permitted under the Act to those set forth in Section 3.6(a); provided that this Section 3.6(c) or Section 3.6(a) will not be construed to limit obligations or liabilities expressly provided for in this Agreement (including the obligations with respect to Capital Contributions) or any other Transaction Document; provided, further, that these limitations shall not apply to Removal Events or a breach by any Member of its respective representations or covenants set forth herein. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, in its capacity as a member or manager of the Company or otherwise, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.

Section 3.7. No Liability for Deficits.

Except to the extent otherwise provided by law with respect to third-party creditors of the Company, none of the Members will be liable to the Company for any deficit in its Capital Account, nor will such deficits be deemed assets of the Company.

Section 3.8. Company Property.

All property owned by the Company, whether real or personal, tangible or intangible and wherever located, will be deemed to be owned by the Company, and no Member, individually, will have any ownership of such property.

Section 3.9. Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member.

The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member will not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member will not become a substituted Member except as provided in this Agreement.

Section 3.10. Withdrawal of Capital.

No Member will have the right to withdraw capital from the Company or to receive or demand distributions (except as contemplated under Section 4.1(b) and except as to

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

distributions to which it is entitled under ARTICLE VI) or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member will be entitled to demand or receive any interest on its Capital Contributions.

Section 3.11. Representations and Warranties.

(a) The Sponsor Sub, in its capacity as Class B Member and Managing Member, represents and warrants to the Company and each other Member, that all of the statements in this Section 3.11 shall be true and correct as of the Effective Date:

(i) Organization, Good Standing, Etc. Sponsor Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Sponsor Sub has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sponsor Sub is duly qualified to do business and is in good standing under the laws of each jurisdiction that its business requires it to be so qualified, except where the failure to be so qualified would not adversely affect in a material manner all of the Projects owned by the Company taken as a whole, Sponsor Sub or the Company.

(ii) Authority. Sponsor Sub has the limited liability company power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery by Sponsor Sub of the Transaction Documents to which it is a party and the consummation by Sponsor Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of Sponsor Sub, and such Transaction Documents have been duly and validly executed and delivered by Sponsor Sub. Each of the Transaction Documents to which Sponsor Sub is a party constitutes the legal, valid and binding obligation of Sponsor Sub, enforceable against it in accordance with the terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.

(iii) No Conflicts. The execution and delivery by Sponsor Sub of the Transaction Documents to which it is a party and the performance by Sponsor Sub of its obligations under such Transaction Documents will not (A) violate any constitution, statute, law, ordinance, judgment, settlement, writ, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any Governmental Authority having jurisdiction, (B) conflict with or cause a breach of any provision in the organizational documents of Sponsor Sub, or (C) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, note, bond, mortgage, indenture, agreement, license, intellectual property license or right, instrument, decree, judgment or other arrangement to which Sponsor Sub is a party or under which any of them is bound or to which any of their assets is subject (or result in the imposition of a security interest or encumbrance upon any such assets), except (in the case of clauses (A) and (C)) for any that would not adversely affect in a material manner all of the Projects owned by the Company taken as a whole, Sponsor Sub or the Company.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(iv) No Consent. All consents, approvals and filings then required to be obtained or made by Sponsor Sub to execute, deliver and perform the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect.

(v) Absence of Litigation. There are no pending or, to the Knowledge of Sponsor Sub, threatened claims, disputes, governmental investigations, suits, actions (including, without limitation, non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, of, in, or before any Governmental Authority or before any arbitrator, and Sponsor Sub is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, other than in each case any such instance that would not reasonably be expected to adversely affect in a material manner all of the Projects owned by the Company taken as a whole, Sponsor Sub or the Company.

(vi) Acknowledgment. Sponsor Sub acknowledges that, except with respect to the representations and warranties expressly made by Investor and the Company in the Transaction Documents, neither Investor nor the Company has made any representation or warranty, either express or implied, under the Transaction Documents. Without limiting the foregoing, Sponsor Sub acknowledges that neither Investor nor the Company has made any representation or warranty with respect to Sponsor Sub’s, or the Company’s, eligibility to claim investment tax credits or the availability of other tax benefits or savings except as expressly set forth herein.

(vii) Accredited Investor. Sponsor Sub is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act. It has had a reasonable opportunity to ask questions of and receive answers from Investor concerning (A) Investor, (B) the Company, and (C) the Class B Membership Interests, and all such questions have been answered to the full satisfaction of Sponsor Sub. Sponsor Sub understands that the Class B Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Class B Membership Interests must be held indefinitely unless the sale thereof is registered under the Securities Act, or an exemption from registration is available thereunder, and that Investor is under no obligation to register the Membership Interests. Sponsor Sub is acquiring the Class B Membership Interests for its own account and not for the account of any other person and not with a view to distribution or resale to others.

(viii) Taxes.

(A) Sponsor Sub is an entity disregarded as separate from its owner for U.S. federal tax purposes, and such owner (I) is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (II) is not subject to withholding under Section 1445 or Section 1446 of the Code.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(B) No Taxes shall be imposed on the Company as a result of any obligation under any tax sharing arrangement, tax indemnity agreement or other similar contract entered into by the Sponsor Sub, the Company or any of their Affiliates prior to the Effective Date.

(C) The Company is a newly-formed entity that has not yet filed and has not yet been required to file any Tax Returns.

(D) No Person has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to the Company and no power of attorney has been granted by or with respect to the Company with regard to any matters relating to Taxes.

(E) No Taxes of or with respect to the Company are being contested, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding Taxes of or with respect to, the Company.

(F) Immediately prior to the Effective Date the Company was a “disregarded entity” for federal income tax purposes and had been such an entity since it was formed. No election has been filed to treat the Company as a corporation for federal, state or local income tax purposes.

(G) The Company has no subsidiaries.

(H) The participation of Sponsor Sub as a Member will not cause any part of the assets of the Company to be characterized as “tax exempt use property” within the meaning of Section 168(h) of the Code and will not cause the Company to be an entity to which the provisions of Section 46(f) of the Code, as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990, applies.

(b) The Managing Member makes the following additional representations and warranties as to the Company to each other Member as of the Effective Date:

(i) Assets and Liabilities. The Company is not a party to any contracts or agreements other than as contemplated herein. Prior to the Company’s execution and delivery of the Transaction Documents to which the Company is a party, it had no liabilities. It has no debts or other liabilities other than as contemplated in the Transaction Documents or the Customer Agreements.

(ii) Employee Matters. The Company has no employees and has not maintained, sponsored, administered or participated in any employee benefit plan or arrangement.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(c) Investor makes the following representations and warranties to the Company and each other Member as of the Effective Date:

(i) Organization, Good Standing, Etc. Investor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Investor has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Investor is duly qualified to do business and is in good standing under the laws of each jurisdiction that its business requires it to be so qualified, except where the failure to be so qualified would not adversely affect in a material manner all of the Projects owned by the Company taken as a whole, Investor or the Company.

(ii) Authority. Investor has the corporate power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery by Investor of the Transaction Documents to which it is a party and the consummation by Investor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action required on the part of Investor, and such Transaction Documents have been duly and validly executed and delivered by Investor. Each of the Transaction Documents to which Investor is a party constitutes the legal, valid and binding obligation of Investor, enforceable against it in accordance with the terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.

(iii) No Conflicts. The execution and delivery by Investor of the Transaction Documents to which it is a party and the performance by Investor of its obligations under such Transaction Documents will not (A) violate any constitution, statute, law, ordinance, judgment, settlement, writ, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any Governmental Authority having jurisdiction, (B) conflict with or cause a breach of any provision in the organizational documents of Investor, or (C) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, note, bond, mortgage, indenture, agreement, license, intellectual property license or right, instrument, decree, judgment or other arrangement to which Investor is a party or under which it is bound or to which any of its assets is subject (or result in the imposition of a security interest or encumbrance upon any such assets), except (in the case of clauses (A) and (C)) for any that would not reasonably be expected to adversely affect in a material manner all of the Projects owned by the Company taken as a whole, Investor or the Company.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(iv) No Consent. All consents, approvals and filings then required to be obtained or made by Investor to execute, deliver and perform the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect.

(v) Absence of Litigation. There are no pending or, to the Knowledge of Investor, threatened claims, disputes, governmental investigations, suits, actions (including, without limitation, non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, of, in, or before any Governmental Authority or before any arbitrator, and Investor is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, other than in each case any such instance that would not reasonably be expected to adversely affect in a material manner all of the Projects owned by the Company taken as a whole, Investor or the Company.

(vi) Accredited Investor. Investor is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act. It has had a reasonable opportunity to ask questions of and receive answers from Sponsor Sub concerning (A) the Company, and (B) the Class A Membership Interests, and all such questions have been answered to the full satisfaction of Investor. Investor understands that the Class A Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Class A Membership Interests must be held indefinitely unless the sale thereof is registered under the Securities Act, or an exemption from registration is available thereunder, and that Investor is under no obligation to register the Membership Interests. Investor is acquiring the Class A Membership Interests for its own account and not for the account of any other person and not with a view to distribution or resale to others.

(vii) Information and Investment Intent. Investor recognizes that investment in the Membership Interests involves substantial risks. It acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results developed by Sponsor Sub and Sponsor Sub’s advisers and, therefore, represent their best good faith estimate of future results based on assumptions about certain events (some of which are beyond the control of Sponsor Sub and the Company). It understands that no assurances or representations can be given that the actual results of the operations of the Company will conform to the projected results for any period. It has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Membership Interests and not on the advice of Sponsor Sub or Company or any of their respective legal, tax or financial advisers (with the exception of Sponsor Sub’s representations, on which Investor has relied and will rely).

(viii) Acknowledgment. Investor acknowledges that, except with respect to the representations and warranties expressly made by Sponsor Sub and the Company in the Transaction Documents, neither Sponsor Sub nor the Company has made any representation or warranty, either express or implied, under the Transaction Documents. Without limiting the foregoing, Investor acknowledges that neither Sponsor Sub nor the Company has made any representation or warranty with respect to Investor’s or the Company’s eligibility to claim investment tax credits or the availability of other tax benefits or savings, except as specifically provided herein.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(ix) Government Regulation. Investor is not subject to regulation under the Federal Power Act and is not subject to regulation as an “electric utility,” under applicable state law. No governmental approvals are required for Investor to acquire the Class A Membership Interests.

(x) Domestic Status. Investor (A) is a corporation for U.S. federal tax purposes, (B) is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (C) is not subject to withholding under Section 1445 or Section 1446 of the Code.

(xi) Tax Character. The participation of Investor as a Member will not cause any part of the assets of the Company to be characterized as “tax-exempt use property” within the meaning of Section 168(h) of the Code and will not cause the Company to be an entity to which the provisions of Section 46(f) of the Code, as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990, applies.

Section 3.12. Other Covenants.

(a) United States Person. Each Member covenants to the Company and each other Member that it (or, if it is an entity disregarded as separate from its owner for U.S. federal tax purposes, its owner for such purposes) will remain a “United States person” within the meaning of Section 7701(a)(30) of the Code and will not be subject to withholding under Section 1446 of the Code.

(b) Tax Character. Each Member covenants to the Company and each other Member that it is and will remain for federal income tax purposes a corporation (and not an “S-corporation”) that is not a Tax Exempt Entity, a partnership or a disregarded entity; provided, however, if, for federal income tax purposes, a Class B Member is a partnership or a disregarded entity, then each beneficial owner of such Class B Member (or if such beneficial owner is a partnership or disregarded entity, then each beneficial owner of such partnership or disregarded entity) is and will remain an individual or corporation (and not a “S-corporation”, partnership or disregarded entity) that is not a Tax Exempt Entity. The participation of such Member as a Member will not cause any part of the assets of the Company to be characterized as “tax-exempt use property” within the meaning of Section 168(h) of the Code and will not cause the Company to be an entity to which the provisions of Section 46(f) of the Code, as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990, applies.

(c) Sources of Funding for Purchase of Projects. The sole sources of funding for the purchase of the Projects by the Company shall be the Capital Contributions of the Members.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 3.13. Removal of Managing Member.

(a) Within ten (10) Business Days after the occurrence of a Removal Event, the Managing Member shall give the Class A Member written notice thereof. If a Removal Event occurs, the Class A Member is entitled to remove the Managing Member by giving sixty (60) days’ written notice to the Managing Member of such removal, which shall take effect upon the expiration of such sixty (60)-day period unless the Managing Member cures such Removal Event within such sixty (60)-day period (and as a result of such cure such Removal Event shall be deemed not to have occurred and the Managing Member will not be subject to removal as Managing Member as a result of such Removal Event).

(b) If the Managing Member is so removed pursuant to Section 3.13(a), the Class A Member shall elect a Person to succeed to all the rights, and to perform all of the obligations set forth for the Managing Member hereunder (the “Manager”), subject to the Company and/or the Manager obtaining any necessary prior governmental approvals. The Person selected as the Manager shall (A) be either (i) an entity that, within the preceding six (6) years has owned or operated for a continuous period of at least three (3) years solar photovoltaic systems with an aggregate electricity output of at least 20 megawatts, or (ii) such other entity which is approved by the Class A Member (such approval not to be unreasonably withheld or delayed) and (B) not be a direct competitor of the Managing Member (or any of its Affiliates). The entity chosen as Manager shall execute a counterpart to this Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; MEMBER LOANS

Section 4.1. Capital Contributions.

(a) The Members shall make Capital Contributions to the Company on the Effective Date in the amounts shown in Schedule 4.2(d). In the case of Capital Contributions to fund payments required to be made on a Purchase Date under the Master EPC Agreement for a particular Tranche, the Class A Member shall contribute, subject to Section 4.1(c), that amount, as determined pursuant to the Base Case Model for such Tranche, that will allow the Class A Member to reach the applicable Target Internal Rate of Return by the Projected Flip Date. Notwithstanding the foregoing, in no event shall the Class A Members contribute more than ***% of a payment required to be made under the Master EPC Agreement for a particular Tranche. The Class B Member shall make a Capital Contribution for the remainder of such payments required to pay the Net Purchase Price payable on that Purchase Date.

(b) If the True-Up Report delivered under the Master EPC Agreement indicates that the System Purchase Price for all Purchased Systems has left a balance owed to Developer, then, subject to Section 4.1(c), the Class A Member shall contribute the amount the True-Up Base Case Model projects will allow the Class A Member to reach its Target Internal Rate of Return by the Projected Flip Date (but in no event more than ***% of the amount owed to Developer), and the Class B Member shall make a Capital Contribution for the remainder. If the True-Up Report indicates that the System Purchase Price for all Purchased Systems has left a credit owed to the Company, then upon receipt of the refund from Developer, the Company shall

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

distribute the refund, as a return of capital, to the Class A Member up to the amount the True-Up Base Case Model projects will allow the Class A Member to reach its Target Internal Rate of Return by the Projected Flip Date, and the Company shall distribute the remainder of the refund to the Class B Member as a return of capital. For the avoidance of doubt, distributions made to Members under this Section 4.1(b) shall not reduce or have any effect on the Members’ Capital Contributions.

(c) Notwithstanding anything to the contrary in this Agreement, the total amount of capital contributed by the Class A Member under Section 4.1(a), Section 4.1(b) and any other provision in this Agreement will not exceed the Investor Contribution Cap.

(d) The Members will have no obligation to make any Capital Contributions other than as described in this Section 4.1. All Capital Contributions required to be made under Section 4.1(a) and Section 4.1(b) will be made no later than when the Company is required to make payments under the Master EPC Agreement.

(e) Notwithstanding the above, the obligation of the Class A Members to make Capital Contributions to fund any payments required under the Master EPC Agreement for a particular Tranche shall be subject to the Class B Member’s making its Capital Contribution for its portion of the respective payment and Developer’s satisfaction of the conditions precedent in Section 2.3 of the Master EPC Agreement.

Section 4.2. Capital Accounts.

(a) A capital account (a “Capital Account”) shall be established and maintained for each Member in the manner required by the Treasury Regulations under Section 704(b) of the Code.

(b) A Member’s Capital Account shall be increased by (i) the amount of money the Member contributes to the Company, (ii) the net value of any other property the Member contributes to the Company (i.e., the fair market value of the property net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), (iii) the Net Income and items thereof allocated to the Member under Section 5.1, and (iv) any items of income and gain allocated to the Member, including any income or gain that is exempted from tax. A Member’s Capital Account shall be decreased by (A) the amount of money distributed to the Member by the Company, (B) the net value of any other property distributed to the Member by the Company (i.e. the fair market value of the property net of liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) the Net Loss and items thereof allocated to the Member under Section 5.1, and (D) any items of loss or deduction allocated to the Member. The Members’ Capital Accounts shall be maintained and adjusted as required by the provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(c) The Company’s property shall be revalued, and the Capital Accounts of the Members shall be reset to reflect a revaluation as directed by Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to the following events: (i) if any new or existing Member makes a more than de minimis Capital Contribution in exchange for new or additional Membership Interests, (ii) if more than a de minimis amount of money or other property is distributed by the Company to a Member to redeem all or any portion of its Membership Interest, or (iii) if the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

(d) For federal income tax purposes, each of the initial Members will be treated as acquiring an interest in a new partnership in exchange for its initial Capital Contribution on the Effective Date and as each Member makes additional Capital Contributions its Capital Account will increase. The Company will be a disregarded subsidiary of Sponsor for federal income tax purposes prior to receiving the initial Capital Contributions. The initial Capital Account balances and Percentage Interest of each Member on the Effective Date are shown in Schedule 4.2(d).

(e) The Capital Account balances and Percentage Interest of each Member are shown in Schedule 4.2(d). The Managing Member shall update Schedule 4.2(d) from time to time as necessary to keep the information current. Any such updating will be consistent with the manner in which this ARTICLE IV requires that the Capital Accounts be maintained. Any reference in this Agreement to Schedule 4.2(d) will be treated as a reference to Schedule 4.2(d) as amended and in effect from time to time.

(f) If all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, then the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so transferred.

(g) The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1 and 1-704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations or any successor provision.

Section 4.3. Member Loans.

(a) If the Company does not have sufficient cash to pay its obligations (a “Cashflow Shortfall”) and the Managing Member determines in its reasonable discretion to request a Member Loan under this Section 4.3, the Managing Member shall give each Member notice (a “Shortfall Notice”) of such Cashflow Shortfall not later than thirty (30) days prior to the date such funds are needed (the “Shortfall Funding Date”). Each Member shall have twenty (20) days after receipt of a Shortfall Notice to notify the Manager that it wishes to participate in loans to the Company in connection with any Cashflow Shortfall, and each such notice from a Member shall include the amount such Member wishes to provide. In the event that more than one Member elects to participate in loans to the Company under this Section 4.3, such Members shall be allowed to participate ratably in proportion to the Sharing Percentage of all such participating Members. Member Loans by Members described in this Section 4.3 shall be repaid on each Distribution Date solely out of Distributable Cash that would otherwise be distributed to

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Members after any distributions required to be made pursuant to Section 4.1(b) or Section 6.1(a)(i)(A) are made, on a pro rata basis in accordance with the amount each such Member participates in such Member Loans. Each Member Loan shall be pari passu with all other Member Loans pursuant to this Section 4.3, and no Member shall have the right to accelerate the repayment of such loan.

(b) Any Member Loan made by any Member pursuant to this Section 4.3 shall bear interest at a rate equal to the lesser of (i) the Target Internal Rate of Return or (ii) the Reference Rate plus two percent (2%), unless a lower rate of interest is otherwise agreed to by any such Member in its sole discretion. Interest on each Member Loan pursuant to this Section 4.3 shall accrue and, if not paid in accordance with this Section 4.3, be compounded to the principal amount thereof on each Distribution Date.

(c) A Member Loan made by any Member pursuant to this Section 4.3 shall be evidenced by a note substantially in the form of Exhibit D. The Company shall, and the Managing Member shall cause the Company to, apply in accordance with the provisions of this Section 4.3 all amounts of Distributable Cash to the payment of principal of all outstanding Member Loans (together with accrued interest thereon and all other amounts due in respect thereof) made pursuant to this Section 4.3 and, unless and until the outstanding principal amount of all such Member Loans together with all interest thereon and all other amounts due in respect thereof is repaid in full, there shall be no distributions to the Members under this Agreement pursuant to ARTICLE VI or otherwise, except in each case distributions required to be made pursuant to Section 4.1(b) or Section 6.1(a)(i)(A).

(f) Each Member Loan by any Member pursuant to this Section 4.3 constitutes a loan from such Member to the Company and is not a Capital Contribution.

ARTICLE V

ALLOCATIONS

Section 5.1. Allocations.

Except as provided in Section 5.2 or Section 10.2, Net Income and Net Loss, and each item of income, gain, loss, deduction and credit of the Company for each Fiscal Year or any other period, shall be allocated among the Members as follows:

(a) During the Pre-Flip Period, ***% to the Class A Members and ***% to the Class B Members; and

(b) for the period beginning after the Flip Date,

(i) first, to the Class A Members, Net Income or items of income or gain in an amount equal to the amount distributed, or to be distributed, to such Members pursuant to Section 6.1(a)(ii)(A) for such Fiscal Year or other period; and

(ii) second, of the remaining Net Income, Net Loss, and items of income, gain, loss, deduction and credit, ***% to the Class A Members and ***% to the Class B Members.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

If there is more than one Class A Member or Class B Member, allocations to the Class A Members or the Class B Members, as applicable, pursuant to this Section 5.1 shall be shared among the Class A Members or the Class B Members, as the case may be, in proportion to their respective Percentage Interests. Each Member’s Percentage Interest multiplied by its percentage allocation applicable to such Member under subparagraphs (a) and (b)(ii) of this Section 5.1 as in effect at any time and from time to time shall be referred to as that Member’s “Sharing Percentage.”

Section 5.2. Adjustments.

The following adjustments shall be made in the allocations in Section 5.1 to comply with Treasury Regulations Section 1.704-1(b) and Section 1.704-2:

(a) In any Fiscal Year in which there is a net decrease in Company Minimum Gain, income and gain in the amount of the net decrease shall be allocated to Members in the ratio required by Treasury Regulations Section 1.704-2 or any successor provision. This clause is intended to constitute a “minimum gain chargeback” as provided by Treasury Regulations Section 1.704-2(f) and this clause will be construed accordingly.

(b) In any Fiscal Year in which there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt, then income or gain in the amount of the net decrease shall be allocated to each Member who was considered to have had a share of such Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of the Fiscal Year in the ratio required by Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) or any successor provisions. This clause is intended to constitute a “chargeback of partner nonrecourse debt minimum gain” as provided by Treasury Regulations Section 1.704-2(i)(4) and this clause will be construed accordingly.

(c) Each Member’s Adjusted Capital Account balance for purposes of making other allocations under this ARTICLE V will be the balance after taking into account the allocations under Sections 5.2(a) and (b).

(d) No losses or deductions may be allocated to a Member to the extent the allocation would lead or add to a deficit in the Member’s Adjusted Capital Account. Losses or deductions that cannot be allocated to a Member by reason of this Section 5.2(d) shall be allocated to the other Members in proportion to their Sharing Percentages, subject to the limitation in the preceding sentence.

(e) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4),

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(5) or (6), items of gross income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in the Member’s Adjusted Capital Account as quickly as possible. However, an allocation shall be made under this Section 5.2(e) only if and to the extent that the Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(e) were not in this Agreement. This clause is intended to constitute a “qualified income offset” as provided by Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and this clause will be construed accordingly.

(f) In the event that any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year or other period after all the other allocations in Section 5.1 and Section 5.2 (other than Section 5.2(e)) have been taken into account, then the Member shall be specially allocated items of Company income and gain as quickly as possible to eliminate the deficit to the extent permitted under Section 471 of the Code.

(g) Member Nonrecourse Deductions will be allocated in the manner specified in Treasury Regulations Section 1.704-2(i)(1). Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in the same ratio as other partnership items under Section 5.1 or Section 10.2(c) and Section 10.2(d), as applicable.

(h) If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted tax basis of Company property under Section 734(b) of the Code, there shall be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest, leading to an adjustment in the inside basis of the Company property under Section 743(b) of the Code, solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis shall be treated as gain or loss and be allocated among the Members in the same ratio as other gain or loss for the Fiscal Year in which the adjustment occurs. This provision is intended to comply with Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) and (4) and shall be interpreted consistently therewith.

(i) The allocations in this Section 5.2 are intended to comply with the Treasury Regulations. To the extent the Company can do so consistently with the Treasury Regulations, such allocations (including those likely to occur in the future) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the allocations pursuant to this Section 5.2 shall be equal to the net amount of the allocations under this ARTICLE V and Section 10.2 to each Member that would have been made if this Agreement did not have clauses (a) through (i) of this Section 5.2.

Section 5.3. Tax Allocations.

(a) All tax items of Company income, gain, deduction, loss and credit for each Fiscal Year or other period shall be allocated in the same proportions as Net Income and Net Loss for such Fiscal Year were allocated under Section 5.1 and Section 5.2.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(b) Notwithstanding Section 5.3(a), if, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Agreement, there is a difference between the adjusted basis of an item of Company property for federal income tax purposes and as determined under the definition of Gross Asset Value, allocations of income, gain, loss and deduction shall be made among the Members so as to take into account the difference using the traditional method described in Treasury Regulations Section 1.704-3(b).

(c) Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account.

(d) To the extent that an adjustment to the adjusted tax basis of any Company asset is made pursuant to Section 743(b) of the Code as the result of a purchase of a Membership Interest in the Company, any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment shall affect the transferee only and shall not affect the Capital Account of the transferor or transferee. In such case, the transferee shall be required to provide to the Company (i) information about the allocation of any step-up or step-down in basis to the Company’s assets and (ii) the depreciation or amortization method for any step-up in basis to the Company’s assets.

(e) The Members are aware of the tax consequences of the allocations made by this Section 5.3 and agree to be bound by the provisions of this Section 5.3 in reporting their shares of items of Company income, gain, loss, deduction and credit.

Section 5.4. Transfer or Change in Membership Interest.

If the respective Membership Interests or allocation ratios described in this ARTICLE V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year or other period in which the change or Transfer occurs, Net Income and Net Loss shall be allocated, as between the Members for the Fiscal Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using any method permitted by Section 706 of the Code and the Treasury Regulations (such as an interim-closing-of-the-books or a proration method) as agreed to by the Members.

ARTICLE VI

DISTRIBUTIONS

Section 6.1. Distributions.

(a) Except as otherwise provided in Section 4.1(b), this ARTICLE VI or Section 10.2, Distributable Cash shall be distributed to the Members as follows:

(i) for each Distribution Date during the Pre-Flip Period,

(A) First, *** immediately preceding such Distribution Date, plus any *** for any prior Distribution Date; and

(B) Second, ***% of the remainder to the Class A Members, and ***% of the remainder to the Class B Members; and

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(ii) for each Distribution Date thereafter,

(A) First, *** immediately preceding such Distribution Date, plus any *** for any prior Distribution Date; and

(B) Second, ***% of the remainder to Class A Members, and ***% of the remainder to Class B Members.

(b) Distributions pursuant to this Section 6.1 shall be made by the Managing Member on each Distribution Date, unless otherwise indicated.

(c) Notwithstanding anything to the contrary set forth in Section 6.1(a), any indemnity or similar payments for a Tax Loss paid to the Company pursuant to the Master EPC Agreement or otherwise received by the Company that compensate the Company for (or otherwise substitute for) Tax Credits, deductions or losses that would have been allocated pursuant to Section 5.1(a) shall be distributed ***% to the Class A Members and ***% to the Class B Members within five (5) Business Days after the receipt of such payments by the Company.

Section 6.2. Withholding Taxes.

(a) If the Company is required to withhold Taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state or local Tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such Taxes, withhold such amounts and make such payments to Taxing authorities as are necessary to ensure compliance with such Tax laws. Any funds withheld by reason of this Section 6.2 will nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for such withholding, or (ii) reduce any subsequent distributions to that Member by the amount of such withholding. This obligation of a Member to reimburse the Company for Taxes that were required to be withheld shall continue after such Member Transfers its Membership Interests in the Company. Each Member agrees to furnish the Company with any representations and forms as will reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 6.3. Limitations upon Distributions.

No distribution shall be made if such distribution would violate any contract or agreement to which the Company is then a party or any Applicable Law then applicable to the Company.

Section 6.4. No Return of Distributions.

Any distribution of cash or property pursuant to this Agreement shall be treated as a compromise within the meaning of Section 18-502(b) of the Act (subject to the adjustments provided in Section 6.5(d) and Section 6.5(e)) and, to the full extent permitted by law, any Member receiving the payment of any such money or distribution of any such property will not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, then such obligation will be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member will not be deemed to be a liability of such Member nor an asset or property of the Company.

Section 6.5. Calculation of Internal Rate of Return.

(a) Tracking Progress. The Managing Member shall track the progress of the Class A Member in reaching the Target Internal Rate of Return and make reports to the Members as contemplated in ARTICLE VII.

(b) Notice of Date. The Managing Member shall notify the Members in writing on or before the earlier of (i) fifteen (15) calendar days before the Calculation Date upon which the Managing Member expects the Class A Member to achieve the Target Internal Rate of Return and (ii) thirty (30) calendar days before making any liquidating distributions in connection with a liquidation of the Company under Section 10.1. The notice shall include the Tracking Model showing the Managing Member’s calculations and, in the case of a notice delivered in connection with a liquidation, the allocations and distributions that the Managing Member proposes to make to the Class A Member under Section 10.2 in light of the calculations.

(c) Calculation Conventions. The Managing Member shall use the following assumptions and conventions to calculate the Internal Rate of Return:

(i) It will assume that each of the Fixed Tax Assumptions is correct, except to the extent a Fixed Tax Assumption is incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents. In all other respects, Tax Credits and taxable income and loss of the Company for any taxable period will be calculated based on the amounts actually allocated in accordance with the federal income tax accounting methods and tax elections actually used with respect to such period by the Company in the

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

preparation of its federal income tax reports and returns, or as adjusted on any amended return or as a result of a federal income tax audit of the Company or the Class A Member; provided however, any adverse tax results (including any recapture, loss or disallowance of all or a portion of a Tax Credit) will be ignored for purposes of such calculation if caused by (A) the breach of a representation or covenant by the Class A Member in this Agreement, (B) the Class A Member taking a position on any Tax Return that is inconsistent with the Company Tax Returns unless in the opinion of nationally recognized tax counsel selected by the Class A Member and reasonably acceptable to the Class B Member the position taken by the Class A Member is more likely than not correct, or (C) a Transfer by the Class A Member of all or a portion of its Membership Interest. Notwithstanding anything in this Agreement to the contrary, the calculation of Tax Credits and taxable income and loss will not take into account Section 199 of the Code.

(ii) Each Class A Member will be assumed to have owned its Membership Interest since the Effective Date.

(iii) The taxable income and loss of the Company will be treated as earned ratably during the Fiscal Year or other period with the result that the Taxes on such income, gain or benefit from the losses allocated to the Class A Members will be treated as having been paid or received in four equal installments on the respective estimated tax payment dates for a December 31 corporate taxpayer during the Fiscal Year or other period, except that Tax Credits for placing in service any Projects during a Fiscal Year or other period will be treated as earned on the last day of the Quarter in which Tax Credit is actually earned and except that, in the Fiscal Year or other period in which the Flip Date occurs, the taxable income or loss allocated to the Class A Member for the Pre-Flip Period will be allocated ratably to each of the four estimated tax payment dates during the Fiscal Year or other period, and the post-Flip Date amounts will be treated similarly.

(d) End-of-Year True Up. If the federal income Tax Return that the Company files for the Fiscal Year in which the Target Internal Rate of Return is treated as having been achieved suggests that the Target Internal Rate of Return was not achieved in the month the Company assumed for reasons other than inaccuracy of the Fixed Tax Assumptions (unless they are incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents) or the calculation assumptions and conventions in Section 6.5(c), then the Managing Member will recalculate when the Target Internal Rate of Return was achieved and send a new notice to the Members that will be subject to the same dispute resolution procedures in Section 11.11(b) as the original notice; provided that a disagreeing Member must notify the Managing Member of its disagreement with the revised calculation within sixty (60) calendar days after receipt. The Managing Member shall also calculate the shortfall in or excess Distributable Cash, in present-value terms using the Target Internal Rate of Return as the discount rate, that the Class A Member received as a consequence of the earlier miscalculation. The shortfall or excess will be grossed up (without duplication for any tax detriment taken into account in calculating when the Target Internal Rate of Return was reached) for income taxes payable thereon assuming an income tax rate equal to the Corporate Tax Rate, calculated by dividing such shortfall or excess

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

by 100% minus such income tax rate (such shortfall or excess increased by the tax gross up, the “Cash Difference”). Once the revised calculation becomes final, the percentages in Section 6.1 will be adjusted to the maximum extent necessary to correct, on a present-value basis calculated at the Target Internal Rate of Return, the Cash Difference. The revised percentages will remain in effect until the Cash Difference has been eliminated.

(e) Curative Flip Allocations. If, after filing the federal income Tax Return for the year in which the Company treated the Target Internal Rate of Return as having been achieved, there is a change in the taxable income or loss or Tax Credits the Company reported for the period through the end of the month in which the Target Internal Rate of Return was assumed to have been achieved for reasons other than inaccuracy of the Fixed Tax Assumptions (unless they are incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents) or the calculation assumptions and conventions in Section 6.5(c) and the Company has not yet made liquidating distributions under Section 10.2, then there will be a “Curative Flip Allocation.” The Managing Member will determine the difference between the Target Internal Rate of Return and the Internal Rate of Return the Class A Members actually achieved through the last Distribution Date the Company distributed cash under Section 6.1(a)(i). The sharing percentages in Section 6.1 will be adjusted for subsequent distributions to the maximum extent necessary to increase or decrease (as appropriate) the Class A Members’ Internal Rate of Return to the Target Internal Rate of Return as of such date. Such change in sharing percentages will remain in effect until, and to the extent necessary so that, the difference between the Target Internal Rate of Return and the actual Internal Rate of Return is eliminated. The Internal Rate of Return the Class A Members actually achieved will be calculated using the Fixed Tax Assumptions (unless they are incorrect due to breach of a representation or covenant by Sponsor, any Class B Member, Managing Member or any of their Affiliates in the Transaction Documents) and the calculation assumptions and conventions in Section 6.5(c). If an event occurs that would have triggered a Curative Flip Allocation but for the fact that the Class B Members have already purchased the Membership Interests of the Class A Members under Section 9.4 of this Agreement or but for the fact that the Company has liquidated, then, as appropriate, the Class B Members will pay in cash, within thirty (30) calendar days after such event, the economic equivalent of the Curative Flip Allocation as additional purchase price for the Class A Membership Interests, or the Class A Members will pay in cash, within thirty (30) calendar days after such event, the economic equivalent of the Curative Flip Allocation as a reduction in purchase price for the Class A Membership Interests.

ARTICLE VII

ACCOUNTING AND RECORDS

Section 7.1. Reports.

(a) The Managing Member will prepare and deliver to each Member (i) after the end of each month written reports regarding the performance of the Host Customers under the Customer Agreements (an “Operations Report”) and the status of PV System milestones, it being understood that delivery to the Company of reports in the form of Exhibit E and Exhibit G, respectively, to the Maintenance Services Agreement shall satisfy this obligation; (ii) at least two

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

calendar days prior to each distribution made under ARTICLE VI, a written report calculating the distributions for the relevant Distribution Date; and (iii) after the end of each Quarter a written report regarding (A) electricity generated by and (B) RECs and Government Incentives arising from the Projects owned by the Company, it being understood that delivery to the Company of a report in the form of Exhibit F to the Maintenance Services Agreement shall satisfy this obligation. Simultaneously with the delivery of each such report, the Managing Member shall electronically transmit to the Members all of the data set forth in such reports in Excel format.

(b) At least once every Fiscal Year during the Recapture Period and thereafter at least once every Quarter, the Managing Member will (i) run the Tracking Model and calculate whether the Class A Member has reached the Target Internal Rate of Return, and (ii) not later than sixty (60) days after the end of each Fiscal Year during the Recapture Period and thereafter after the end of each Quarter, send the Class A Member a report showing where it believes the Class A Member is in relation to the Target Internal Rate of Return (the “IRR Report”). Simultaneously with the delivery of the IRR Report, the Managing Member shall electronically transmit to the Members all of the data set forth in such reports in Excel format.

(c) The Managing Member will, at least once every Quarter from the Effective Date through the end of the first complete Quarter following the end of the Recapture Period, notify each Member in writing of each event during any prior Quarter that resulted in any recapture or disallowance of, or inability to claim, any Tax Credits.

(d) The Managing Member will submit to each Member (i) any notice of a breach, default or event of default received by the Managing Member under any Customer Agreement or Transaction Document within five (5) Business Days after the Managing Member’s receipt thereof and (ii) notice of any default by a counterparty under any Customer Agreement or Transaction Document within five (5) Business Days after Managing Member’s knowledge thereof, which (in the case of clause (ii)) in the Managing Member’s determination, would reasonably be expected to adversely affect in a material manner all of the Projects owned by the Company taken as a whole, the Company or any Member.

Section 7.2. Books and Records and Inspection.

(a) The Managing Member will, on behalf of the Company, maintain full and accurate books of account, financial records and supporting documents, which will in all material respects reflect, completely, accurately and in reasonable detail, each transaction of the Company, and such other matters as are customarily entered into the records or maintained by Persons engaged in a business of like character or as are required by law. The books of account, financial records, and supporting documents and the other documents and writings of the Company will be kept and maintained by the Managing Member at the principal office of the Company. The financial records and reports of the Company will be kept in accordance with GAAP and kept on an accrual basis.

(b) In addition to and without limiting the generality of Section 7.2(a), the Managing Member will, on behalf of the Company, maintain at the Company’s principal office:

(i) true and full information regarding the status of the financial condition of the Company, including any financial statements for the three (3) most recent years;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(ii) promptly after becoming available, a copy of the Company’s federal, state and local income Tax Returns for each year;

(iii) minutes of the proceedings of the Members and the Managing Member;

(iv) a current list of the name and last known business, residence or mailing address of each Member;

(v) a copy of this Agreement, the Company’s Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which such agreements and Certificates of Formation and all amendments thereto have been executed and copies of written consents of Members;

(vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; and

(vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights.

(c) Upon at least five (5) Business Days’ prior notice to the Managing Member, all books and records of the Company will be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company; provided that any such inspection or copying is conducted in a manner which does not unreasonably interfere with the Company’s business.

Section 7.3. Bank Accounts, Notes and Drafts.

(a) All funds not reasonably required for the near-term working capital needs of the Company or to fund distributions on the next Distribution Date will be placed in Permitted Investments, which investments will have a maturity appropriate for the anticipated cash flow needs of the Company. All Company funds will be deposited and held in accounts that are separate from all other accounts maintained by the Members, and the Company’s funds will not be commingled with any other funds of any other Person, including the Managing Member, any Member or any Affiliate (other than the Company itself as applicable) of the Managing Member or a Member.

(b) The Members acknowledge that the Managing Member may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

depository insurance institutions and that the Managing Member shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution, so long as any such maintenance of funds is in compliance with Section 7.3(a).

(c) Checks, notes, drafts and other orders for the payment of money shall be signed by such Persons as the Managing Member from time to time may authorize. When the Managing Member so authorizes, the signature of any such Person may be a facsimile.

Section 7.4. Financial Statements.

(a) Within sixty (60) calendar days after the end of each Quarter (excluding the Quarter ending on the last day of each Fiscal Year), the Managing Member shall furnish to each Member unaudited financial statements prepared in accordance with GAAP with respect to such Quarter for the Company consisting of (A) a balance sheet showing the Company’s financial position as of the end of such Quarter, (B) profit and loss statements for the Company for such Quarter, and (C) a statement of cash flows for the Company for such Quarter.

(b) As soon as practical after the end of each Fiscal Year, but in any event within one hundred twenty (120) calendar days after the end of the Fiscal Year, the Managing Member shall furnish to each Member financial statements with respect to such Fiscal Year for the Company, prepared in accordance with GAAP, that are audited and certified by the Independent Accounting Firm, consisting of (A) a balance sheet showing the Company’s financial position as of the end of such Fiscal Year, (B) profit and loss statements for the Company for such Fiscal Year, (C) a statement of cash flows for the Company for such Fiscal Year and (D) related footnotes.

Section 7.5. Partnership Status and Tax Elections.

(a) The Members intend that the Company will be taxed as a partnership for United States federal, state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute with respect to their Membership Interests and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

(b) The Company shall make the following elections on the appropriate Tax Returns:

(i) to the extent permitted under Section 706 of the Code, to adopt as the Company’s taxable year a year that ends on December 31 as long as such taxable year remains the Company’s “majority interest taxable year,” as defined in Treasury Regulations Section 1.706-1(b)(2);

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs, on request in writing from any Member, to elect, pursuant to Section 754 of the Code to adjust the basis of the Company’s properties;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(iv) to elect to amortize the organizational expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Section 709(b) of the Code;

(v) to elect out of any “bonus depreciation” otherwise available under Section 168(k) of the Code; and

(vi) if approved in writing by Members representing a Required Majority Vote, any other election the Managing Member may deem appropriate.

(c) The Company shall file an election under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulations thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

(d) At the request of the Class A Member, the Managing Member shall engage the Independent Accounting Firm to perform a cost segregation report in respect of any PV Systems identified by the Class A Member.

Section 7.6. Company Tax Returns.

The Managing Member shall prepare all Tax Returns of the Company, in Consultation with the Members. The Managing Member, in Consultation with the other Members, may extend the time for filing any such Tax Returns as provided for under applicable statutes. The Managing Member shall, on behalf of the Company, retain the Independent Accounting Firm to prepare or review Tax Returns and information returns for the Company. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Tax Returns; provided that such information is readily available from regularly maintained accounting records. At least thirty (30) calendar days prior to filing Tax Returns and information returns, the Managing Member shall deliver to the other Members for their review a copy of the Tax Returns and information returns in the form proposed to be filed, and shall incorporate all reasonable changes or comments to such proposed Tax Returns and information returns requested by the other Members at least ten (10) calendar days prior to the filing date for such returns. After taking into account any such requested changes, the Managing Member shall, on behalf of the Company, file such Tax Returns in a timely manner, taking into account any applicable extensions. Within one hundred twenty (120) calendar days after the end of each calendar year, the Managing Member shall, on behalf of the Company, deliver to each Member a copy of the Tax Returns and information returns as filed, together with any additional tax-related information in the possession of the Managing Member or the Company that such Member may reasonably and timely request in order to prepare its own income Tax Returns. The Company shall bear the costs of the preparation and filing of the Tax Returns, including the fees of the Independent Accounting Firm.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 7.7. Tax Audits.

(a) The Managing Member is hereby designated as the “tax matters partner,” as that term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code, inclusive, provided however that in the case of a removal of the Managing Member after the occurrence of any Removal Event, the Investor shall have the right to assume the rights and duties of the Tax Matters Partner and to be designated as such. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member shall remain as the Tax Matters Partner so long as it retains any ownership interests in the Company unless the Investor assumes the rights and duties of the Tax Matters Partner under the proviso to the first sentence of this paragraph.

(b) The Tax Matters Partner, in Consultation with the other Members, shall use reasonable commercial efforts to direct the defense of any claims made by any tax authority to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner in Consultation with the other Members. The Tax Matters Partner shall promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS by the Company or the Tax Matters Partner relating to or potentially resulting in an adjustment of Company items, shall promptly advise each Member of the substance of any conversations with the tax authorities in connection therewith and shall keep the Members advised of all developments with respect to any proposed adjustments that come to its attention. In addition, the Tax Matters Partner shall (i) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (ii) consider in good faith incorporating all changes or comments to such correspondence or filing requested by any Member and (iii) provide each Member with a final copy of such correspondence or filing. The Tax Matters Partner will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

(c) The Tax Matters Partner shall not, without a Required Majority Vote, (i) except in the case of any claim by the IRS that could give rise to an indemnity claim under this Agreement or any other Transaction Document in respect of federal income taxes or the loss of federal income tax benefits (a “Tax Loss Contest”), commence a judicial action (including filing a petition as contemplated in Section 6226(a) or Section 6228 of the Code) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS which purports to bind the Members; (iii) intervene in any action as contemplated by Section 6226(b) of the Code; (iv) file any request contemplated in Section 6227(c) of the Code; or (v) except in the case of a Tax Loss Contest, enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code. Any cost or expense incurred by the Tax Matters Partner in connection with its duties as Tax Matters Partner shall be paid by the Company.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(d) If for any reason the IRS disregards the election made by the Company pursuant to Section 7.5(c) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit (including Tax Credits) allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member, in Consultation with the other Members, shall at the expense of the Company use best efforts to convert the portion of such audit or proceeding that relates to such items into a proceeding at the level of the Company consistent with the election of the Company pursuant to Section 7.5(c). In the case of any such audit or proceeding involving the Investor for a tax period prior to or including the Flip Date, if the Investor is not successful in converting the portion of such audit or proceeding that relates to such items into a proceeding at the level of the Company, the Company shall reimburse the Investor for all reasonable costs and expenses, including reasonable attorneys’ fees, in contesting such claim.

(e) If any Member intends to file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of any such partnership item of the Company, or to file a petition under Sections 6226, 6228 or other Sections of the Code with respect to any such partnership item or any other tax matter involving the Company, such Member shall, at least thirty (30) calendar days prior to any such filing, notify the other Members of such intent, which notification must include a reasonable description of the contemplated action and the reasons for such action; provided, however, that this Section 7.7(e) shall not relieve such Member’s obligation to use all commercially reasonable efforts to convert a Member level proceeding into a Company level proceeding as provided in Section 7.7(d).

Section 7.8. Cooperation.

Subject to the provisions of this ARTICLE VII, each Member shall provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company or the allowance or disallowance or recapture of any Tax Credits relating to the PV Systems.

Section 7.9. Fiscal Year.

The fiscal year of the Company (the “Fiscal Year”) shall be a year that ends on December 31.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

ARTICLE VIII

MANAGEMENT

Section 8.1. Management.

Each of the Members acknowledges and agrees that the Managing Member shall have the authority, powers and responsibilities set forth herein. Except (a) for Major Decisions, (b) matters subject to approval pursuant to Section 8.4, and (c) as otherwise required by Applicable Laws, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, who shall take all actions for and on behalf of the Company not otherwise provided for in this Agreement. In addition, the Members may, with the consent of the Managing Member, vest in the Managing Member the authority to take actions for and on behalf of the Company not otherwise provided for in this Agreement. Any such action shall require a Required Majority Vote.

Section 8.2. Managing Member.

(a) The Managing Member shall be the Member designated to act as such hereunder from time to time in accordance with the provisions of this Section 8.2 or, if such Member is removed as Managing Member pursuant to Section 3.13, the Manager (except for any references in this Agreement to the Managing Member in its capacity as a Member and not as a manager of the Company if such Manager is not a Member) (the “Managing Member”). The initial Managing Member shall be Sponsor Sub. Subject to the requirements for Major Decisions and the limits of the Managing Member’s authority under this Agreement, the obligations of the Managing Member, in addition to those set forth in this Agreement, shall include:

(i) Enforcing the Maintenance Services Agreement and the Master EPC Agreement on behalf of the Company;

(ii) Subject to the requirements for Major Decisions, upon the termination of the Maintenance Services Agreement, causing the Company to replace such Maintenance Services Agreement in accordance with Section 8.3 and Section 3.2(f) and, to the extent such replacement Maintenance Services Agreement is not with an Affiliate of Sponsor Sub, the operator (or an Affiliate thereof, if the operator’s obligations thereunder are being guaranteed by such Affiliate) under such replacement Maintenance Services Agreement shall have at least three years of experience operating and maintaining photovoltaic panels;

(iii) Delivering to each other Member all reports and notices delivered by MSA Provider under the Maintenance Services Agreement and by Developer under the Master EPC Agreement;

(iv) Causing the Company or the MSA Provider on the Company’s behalf to prepare and submit all filings of any nature which are required to be made by the Company under any Applicable Laws;

(v) Causing the Company or the MSA Provider on the Company’s behalf (as contemplated by the Maintenance Services Agreement) to procure and maintain, or cause to be procured and maintained by the Company, all material Governmental Approvals and Permits (if any) required for the Company and the Projects, to the extent applicable;

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(vi) Causing the Company or the MSA Provider on the Company’s behalf (as contemplated by the Maintenance Services Agreement) to comply with the terms and conditions of the Customer Agreements, the Transaction Documents, and all material Governmental Approvals, Permits and Applicable Laws;

(vii) Causing the Company, whether at the request of the Class A Member or otherwise, to enforce compliance by their counterparties with the terms and conditions of all contracts under which the Company has any rights, including, without limitation, the Transaction Documents and the Customer Agreements, as contemplated by the Maintenance Services Agreement;

(viii) Managing the Company’s cash balances according to investment guidelines set forth in Section 7.3 and making distributions out of Distributable Cash as provided under the relevant provisions of this Agreement;

(ix) Causing the Company or the MSA Provider on the Company’s behalf to manage local public relations and government relations, Host Customer contacts and other similar activities with respect to each Project; provided, however, that the Managing Member may not undertake any public relations activity on behalf of or in the name of any Member absent that Member’s express prior written consent, which such Member may freely withhold;

(x) Entering into an agreement with Sponsor, as agent on behalf of the Company, whereby Sponsor agrees to (i) complete and submit all applications and other filings required to be submitted in connection with the registration and procurement of RECs, (ii) with respect to each REC, use commercially reasonable efforts to sell such REC generated by the Projects on behalf of the Company to third parties, and (iii) take such other action as may be reasonably necessary to effectuate the foregoing in accordance with Applicable Laws; and

(xi) To the extent commercially reasonable, causing the Company to complete and submit applications and other filings required for the Company to receive the Government Incentives related to the Projects.

(b) In addition to the actions permitted pursuant to Section 8.2(a), and in no event in limitation thereof, the Manager shall provide the following services to the Company:

(i) Insurance. The Managing Member shall cause the Company or the MSA Provider on the Company’s behalf to procure insurance coverage for, and in the name of, the Company at the Company’s expense, as required under this Agreement and any of the Transaction Documents and Customer Agreements and enforce the Company’s rights to insurance coverage, defense and indemnification; provided, however, that in the event (but only for so long as) the required property insurance is not available to the Company on commercially reasonable terms as determined in accordance with Exhibit C, Managing Member’s sole obligation under this clause (i) shall be to cause the Company or the MSA Provider on the Company’s behalf to procure such property insurance coverage as is then available to the Company on commercially reasonable terms.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(ii) Insurance Claims. The Managing Member shall cause the Company or the MSA Provider on the Company’s behalf to adjust insurance claims with insurance carriers to ensure equitable recovery for property damage and business interruption claims. Adjustment of such a claim shall include: (A) filing proof of loss with all applicable supporting documentation, (B) site inspection, (C) negotiations with insurance carriers, and (D) ensuring that insurance proceeds be deposited and distributed in accordance with the terms and conditions of this Agreement, the Transaction Documents and the Customer Agreements. In the event of a liability claim, the Managing Member shall oversee the defense of the claim.

(iii) ***

(c) In the event of a failure by the Managing Member to make timely payments of amounts due under the Maintenance Services Agreement at any time when the Company has adequate and available funds for such payment, any such late fee or interest charge in connection therewith shall be paid directly out of funds otherwise intended to be distributed to the Class B Member pursuant to Section 6.1, which shall be deemed to have been distributed to the Class B Member upon such payment.

Section 8.3. Major Decisions.

(a) In addition to any other approval required by Applicable Laws or this Agreement, Major Decisions are reserved to the Members, and none of the Company, the Managing Member, or any officer thereof shall do or take or make or approve any Major Decisions without the vote required pursuant to Section 8.3(b) below.

(b) Other than the Major Decisions referred to in clause (bb) of the definition of the term “Major Decisions” which shall require the approval of all Members, (i) in the Pre-Flip Period the affirmative vote, consent or approval of a majority of the holders of the Class A Membership Interests and a majority of the holders of the Class B Membership Interests shall be required to authorize or approve a Major Decision, (ii) after the Flip Date and until the Post-Flip Date, consent or approval of holders of a majority of the voting rights related to all outstanding Membership Interests shall be required to authorize or approve such Major Decision and (iii) after the Post-Flip Date, consent or approval of holders of a majority of the voting rights related to all outstanding Membership Interests based on Sharing Percentages shall be required to authorize or approve such Major Decision (the percentage applicable at the time a Major Decision will be made is referred to herein as a “Required Majority Vote”). Except as otherwise expressly provided in this Agreement, no separate vote, consent or approval of either Class A Member, acting as a class, or Class B Members, acting as a class, shall be required to authorize or approve any matter for which a vote, consent or approval of Members is required under this Agreement.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(c) The decision of each Member as to whether or not to consent to any Major Decision shall be in the sole discretion of such Member. A request for consent shall be sent by the Managing Member to each Member as provided in Section 11.1.

(d) Notwithstanding anything to the contrary in this Agreement, if and to the extent the Managing Member fails to enforce the rights of the Company under any agreement between the Company, on the one hand, and MSA Provider, Developer, Sponsor, Managing Member, or any of their Affiliates (the “Sponsor Related Parties”), on the other hand, each Class A Member shall have the right to enforce such rights (but only such rights) on behalf and in the name of the Company, if the Managing Member has not commenced and thereafter continued proper enforcement actions within fifteen (15) Business Days (or earlier to the extent required to preserve the rights and remedies of the Company under any such agreement) after written notice from a Class A Member specifying such failure.

Section 8.4. Officers.

(a) The Managing Member may, from time to time, designate one or more officers with such titles as may be designated by the Managing Member to act in the name of the Company with such authority as may be delegated to such officer(s) by the Managing Member. Without limiting the foregoing, any such officer shall act pursuant to such delegated authority until such officer is removed by the Managing Member. The Managing Member shall be liable for actions of the officer(s) granted authority hereunder, arising under the Transaction Documents. Any action taken by an officer designated by the Managing Member shall constitute the act of and serve to bind the Company. In dealing with the officers acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the officers to bind the Company. Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

(b) Initially, the officers of the Company shall be as follows:

Name	Title

Greg Butterfield	President and CEO
Brendon Merkley	Chief Operating Officer
Paul Dickson	Vice President of Financing
Dan Black	Secretary and General Counsel
Matt Woolsey	Treasurer and Controller

(c) Each officer may sub-delegate the authority granted by the Managing Member to any other officer or employee of the Company.

Section 8.5. Costs & Expenses.

All reasonable costs and expenses incurred on behalf of the Company by the Managing Member to the extent approved by the Members shall be borne by the Company and shall be reimbursed to the Managing Member by the Company; provided, however, that

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Managing Member shall not be permitted to pass through any out-of-pocket expense that (a) Managing Member has expressly agreed in this Agreement to pay or (b) that are customary items of overhead (including, without limitation, office supplies, office expenses, office space, employee salaries, utilities, internet access, cellular phone service, computers, software and tools of the trade used by Managing Member to perform its management duties).

Section 8.6. Separateness. Each of the Members and the Managing Member acknowledges that the Company is to be formed and operated as a special purpose entity, distinct and separate from any Member or its Affiliates. Accordingly, the Managing Member shall cause the Company to maintain its existence separate and distinct from any other Person, including taking the following actions:

(a) maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to properly administer this Agreement and permit and effectuate the transactions contemplated hereby and thereby;

(b) maintaining its own deposit accounts, separate from those of each Member and any of their respective officers and Affiliates;

(c) conducting all material transactions between the Company and any of its Affiliates on an arm’s length basis and on commercially reasonable terms;

(d) allocating fairly and reasonably the cost of any shared overhead expenses, including office space, with the Managing Member and the Class B Members and any of their respective officers and Affiliates;

(e) conducting its affairs separately from those of each Member and its officers and Affiliates, and maintaining accurate and separate books, records and accounts and financial statements;

(f) acting solely in its own limited liability company name and not that of any other Person;

(g) not holding itself out as having agreed to pay or Guarantee, or as otherwise being liable for, the obligations of any Member and any of such Member’s respective officers and Affiliates;

(h) not making any loans or extending any Indebtedness to, or acquiring any Indebtedness of, the Members or their respective Affiliates;

(i) not creating, granting or suffering to exist any Liens (other than Permitted Liens) on property of the Company (except as contemplated by the Customer Agreements and the Transaction Documents);

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(j) not acquiring any asset other than any asset conveyed to the Company pursuant to any of the Customer Agreements or Transaction Documents or purchased by the Company in accordance with the Customer Agreements or Transaction Documents;

(k) maintaining all of its assets in its own name and not commingling its assets with those of any other Person;

(l) paying its own operating expenses and other liabilities out of its own funds;

(m) observing all limited liability company formalities, including maintaining meeting minutes or record meeting and acting on behalf of itself only pursuant to due authorization, required hereby and by the Certificate of Formation;

(n) maintaining adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations;

(o) not acquiring obligations or the securities of any Member or any of such Member’s officers and Affiliates, except as required under the Customer Agreements or Transaction Documents;

(p) holding itself out to the public as a legal entity separate and distinct from any other Person, including the Members;

(q) correcting any known misunderstanding regarding its separate identity;

(r) not forming, acquiring or holding any subsidiaries (except as contemplated by the Customer Agreements or Transaction Documents); and

(s) not identifying itself as a department or division of any Member or any of such Member’s respective officers and Affiliates.

The failure of the Company to comply with any of the foregoing provisions of this Section 8.6 shall not affect the status of the Company as a separate legal Person or the limited liability of the Members, or their respective Affiliates.

ARTICLE IX

TRANSFERS AND INDEMNIFICATION

Section 9.1. Transfers.

Each Member may only sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Membership Interests or any interest, rights or obligations with respect thereto, directly or indirectly (including through a Change of Member Control) (any such action, a “Transfer”) in compliance with this ARTICLE IX. Any attempted Transfer that does not comply with this ARTICLE IX shall be null and void and of no force or effect whatsoever.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 9.2. Conditions Applicable to All Transfers.

Except as otherwise provided in this ARTICLE IX, all Transfers of Membership Interests must satisfy the following conditions:

(a) The transferring Member must give notice of the proposed Transfer to each of the Members not less than ten (10) calendar days prior to the effective date of the proposed Transfer;

(b) The transferring Member and the prospective transferee each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably satisfactory in form and substance to the other Members to effect such Transfer and confirm the transferor’s intention that the transferee become a Member in its place with respect to the Membership Interests so transferred, and the prospective transferee makes representations and warranties substantially similar to the representations and warranties set forth in Section 3.11 (taking into account differences between the corporate forms of the transferor and transferee) and makes the covenants set forth in Section 3.12 as of the date of such Transfer that had been made or agreed to by the transferring Member;

(c) The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Managing Member may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement (to the extent the transferor is to be released from such obligations);

(d) The Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets, or any Project;

(e) In the case of a Transfer during the Recapture Period, the Transfer will not cause (i) the Company to terminate under Section 708(b)(1)(B) of the Code, unless the transferor has indemnified the other Members against any adverse tax effects in a manner acceptable to the other Members; (ii) the restrictions on use of Company losses in Section 470 of the Code to apply to the Company or the Members; (iii) the assets of the Company to turn wholly or partly into “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iv) the assets of the Company to become subject wholly or partly to the alternative depreciation system in Section 168(g) of the Code;

(f) The Transfer will not cause the Company to be classified as a corporation for federal income tax purposes;

(g) The Transfer shall not relieve the transferring Member of its obligation to make Capital Contributions pursuant to Section 4.1, and the Transfer will not be made to a Restricted Transferee;

(h) The Transfer will not be made to a Prohibited Transferee; and

(i) The Transfer will not result in any recapture, loss or disallowance of all or a portion of a Tax Credit.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 9.3. Certain Permitted Transfers.

Except as otherwise provided in this Section 9.3, notwithstanding Section 9.2, the following Transfers (the “Permitted Transfers”) may be made at any time and from time to time, without restriction and without notice to, approval of, filing with, consent by, or other action of or by, any Member or other Person, so long as, in the case of a Transfer by a Class B Member, such Transfer does not result, and is not reasonably expected to result, in any recapture, loss or disallowance of all or a portion of a Tax Credit:

(a) The grant of any security interest in any Membership Interest pursuant to any pledge or security agreement any Member may enter into with lenders; provided, however, that the requirements in Section 9.2(a), Section 9.2(d), Section 9.2(e), Section 9.2(f) and Section 9.2(h) shall be satisfied in respect of any such grant of a security interest;

(b) Any Transfer in connection with any foreclosure or other exercise of remedies in respect of any Membership Interest subject to a security interest referred to in Section 9.3(a); provided, however, that the requirements in Sections 9.2(a) through 9.2(f) and Section 9.2(h) shall be satisfied in respect of any such Transfer;

(c) Any Transfer to a non-Member Affiliate in accordance with Section 9.4; provided, however, that the requirements in Section 9.2(b), Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(f) and Section 9.2(h) shall be satisfied in respect of any such Transfer;

(d) A sale of Class A Membership Interests pursuant to Section 9.4 of this Agreement; and

(e) Any Transfer of a Class A Membership Interest by Investor after the Recapture Period; provided, that the requirements in Section 9.2(a) through Section 9.2(d) and in Section 9.2(f) through Section 9.2(h) shall be satisfied.

No Permitted Transfer shall release the transferring Member from any liabilities to the Company or the other Members arising prior to or in connection with such Permitted Transfer.

Section 9.4. Purchase Option.

(a) The Class B Member (or any Affiliate of a Class B Member designated by it) shall have the right, at any time within one hundred eighty (180) days after the Flip Date, to acquire all (but not less than all) of the Class A Membership Interests (the “Purchase Option”), upon giving the Class A Member thirty (30) calendar days’ prior written notice of an election to exercise the Purchase Option (the “Exercise Notice”). Any Exercise Notice, if given, may be revoked by the Class B Member by written notice to the Class A Member at any time; provided that if the Exercise Notice is so revoked, the Class B Member shall reimburse the Class A Member for all of the Class A Member’s incurred costs and expenses (including the costs of any

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

appraisal referred to in Section 9.4(b) and the reasonable legal counsel fees and disbursements) incurred by the Class A Member in connection with such Exercise Notice being given and the Class A Member’s activities related thereto.

(b) The consideration for the Transfer of the Class A Membership Interests to the Class B Member pursuant to the Purchase Option during the period referred to in Section 9.4(a) (such amount, the “Option Purchase Price”) will be the higher of: (i) the fair market value of the Class A Membership Interests as of the Flip Date as agreed by the Class A Member and the Class B Member or, if they are unable to agree, by appraisal conducted by an appraiser selected jointly by the Class A Member and the Class B Member (or, if they are unable to agree upon a single appraiser within fifteen (15) days, by appraisal in accordance with the Appraisal Method, which shall be final and binding on all Members), and (ii) $***.

(c) If the Purchase Option is exercised, the closing of such Transfer shall occur on the Business Day that is (i) sixty (60) calendar days after the applicable Exercise Notice is given or (ii) such later date as may be required to obtain any applicable consents or approvals or satisfy any reporting or waiting period under any Applicable Laws.

(d) If the Purchase Option is exercised, at the closing of the Transfer, (i) the Class B Member shall pay the consideration described in Section 9.4(b) (by wire transfer of immediately available United States dollars to such United States bank accounts as the Class A Member may designate in a written notice to the Class B Member no later than five (5) Business Days prior to the closing date for the Transfer pursuant to the Purchase Option), and (ii) the Class A Member shall take the following actions: (A) the Class A Member shall Transfer to the Class B Member, all right, title and interest in and to the Class A Membership Interests, free and clear of all Liens other than Permitted Encumbrances; (B) the Class A Member shall be deemed to have made the representations on Schedule 9 attached hereto to such Class B Member and the Company; and (C) the Class A Member shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Class A Membership Interests contemplated by this Section 9.4. Upon the closing of such Transfer, (1) all of such Class A Member’s obligations and liabilities associated with the Class A Membership Interests that are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (2) the Class A Member shall have no further rights as a Member, and (3) all the rights, obligations and liabilities associated with the Class A Membership Interests that are the subject of such Transfer shall become the rights, obligations and liabilities of each Person acquiring such Class A Membership Interests. The Class B Member will pay all reasonable costs and expenses incurred by the Class A Member in connection with the Transfer, including reasonable attorneys’ fees and the amount of any sales, use, realty transfer or similar Taxes payable in connection with such Transfer; provided, however, that the obligation of the Class B Member to pay such expenses pursuant to this sentence shall not exceed $***.

(e) The Class B Member may transfer its rights set forth in this Section 9.4 to any of its Affiliates.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 9.5. Regulatory and Other Authorizations and Consents.

(a) In connection with any Transfer pursuant to Section 9.4 and any Transfer of Class A Membership Interests (the “Designated Transfers”), each Member involved shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for the Designated Transfers, and its execution and delivery of, and the performance of its obligations under, this Agreement or other Transaction Documents in connection with any such Designated Transfer, and will cooperate fully with the other Members in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings, including the provision to such third parties and Governmental Authorities of such financial statements and other publicly available financial information with respect to such Member, as such third parties or Governmental Authorities may reasonably request; provided, however, that no Member involved shall have any obligation to pay any consideration to obtain any such consents. In addition, the Members involved shall keep each other reasonably apprised of their efforts to obtain necessary consents and waivers from third parties or Governmental Authorities and the responses of such third parties and Governmental Authorities to requests to provide such consents and waivers.

(b) Without limiting the generality of Section 9.5(a), each Member shall make such filings as may be required under the HSR Act, the Federal Power Act and any state Applicable Laws relating to the ownership or control of the Projects.

(i) To the extent required by the HSR Act, each Member involved in a Designated Transfer shall (A) file or cause to be filed, as promptly as practicable but in no event later than the fifteenth Business Day after the delivery of any Exercise Notice, as applicable, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Member under the HSR Act concerning the Designated Transfer and (B) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the Designated Transfer, in each case so that the initial 30-day waiting period applicable under the HSR Act shall expire as soon as practicable. Each Member involved in a Designated Transfer agrees to request, and to cooperate with the other Members involved in requesting, early termination of any applicable waiting period under the HSR Act. The Class B Member, if involved in a Designated Transfer, shall be responsible for the filing fees incurred by all Members involved in the Designated Transfer in connection with the initial filings required by the HSR Act in connection with the Designated Transfer. Except as expressly provided in the prior sentence with respect to filing fees, each Member involved in a Designated Transfer will be responsible for its own fees and expenses, including any fees and expenses of counsel, accountants or other professional advisors.

(ii) To the extent required by the Federal Power Act, each Member involved in a Designated Transfer shall as promptly as practicable but, in the event of a Transfer pursuant to Section 9.4 no later than the tenth Business Day after the delivery of any Exercise Notice, provide to the Company, the Managing Member and/or the acquiror as applicable, information needed for such entity to file an application for approval of the

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Designated Transfer under Section 203 of the Federal Power Act. To the extent required by the regulations of FERC, within thirty (30) days of a Designated Transfer, the transferee of the Membership Interests, or at the request and the sole cost and expense of such transferee the Company, shall file with FERC a Notice of Self-Recertification of any Projects larger than one (1) MW, aggregated within one (1) mile, including a completed FERC Form 556.

Section 9.6. Admission.

Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement.

Section 9.7. Security Interest Consent.

If the Class B Member grants a security interest in any Class B Membership Interest in compliance with Section 9.3(a), upon request by such Class B Member, each Class A Member will execute and deliver to any person holding such security interest (for itself and for the benefit of other lenders) such acknowledgments, consents or other instruments as such person may reasonably request to confirm that such grant and any foreclosure or other exercise of remedies in respect of such Class B Membership Interest constitutes a Permitted Transfer under this Agreement. If any Class A Member grants a security interest in any Class A Membership Interest in compliance with this Agreement, upon request by such Class A Member, the Class B Member will execute and deliver to any person holding such security interest (for itself and for the benefit of other lenders) such acknowledgments, consents or other instruments as such person may reasonably request to confirm that such grant and any foreclosure or other exercise of remedies in respect of such Class A Membership Interest constitutes a Permitted Transfer under this Agreement.

Section 9.8. Indemnity.

(a) The Class B Member agrees to indemnify, defend and hold harmless the Investor Indemnified Parties from and against any and all Investor Indemnified Costs, and the Class A Member agrees to indemnify, defend and hold harmless the Sponsor Indemnified Parties from and against any and all Sponsor Indemnified Costs; provided, however, that except with respect to Investor Indemnified Costs or Sponsor Indemnified Costs resulting from fraud, gross negligence or willful misconduct, or with respect to Taxes, in no event will any Class A Member’s or Class B Member’s aggregate obligation to indemnify the Indemnified Parties hereunder exceed the Maximum Liability.

(b) No claim for indemnification may be made with respect to any Indemnified Costs (other than with respect to Taxes, fraud, gross negligence, willful misconduct or failure to pay any amount due to Indemnified Parties under any Transaction Document) until the aggregate amount of such Indemnified Costs sought by (or previously sought by) the Sponsor Indemnified Parties or the Investor Indemnified Parties, as applicable, under this Agreement and

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

all other Transaction Documents exceeds $***; provided that once such threshold amount of claims has been reached, then the relevant Indemnified Party and its Affiliates shall have the right to be indemnified with respect to all such claims, including amounts that were not previously paid because such threshold had not been reached; provided, further, that once such threshold has been reached, no individual claim or claims below $*** may be presented for indemnification, but individual claims that are less than such amount may be aggregated for the purpose of satisfying such threshold, and all claims outstanding at the end of each Fiscal Year may be presented for indemnification without regard to the amount thereof. Claims for indemnification under this Agreement and the other Transaction Documents shall not be duplicative of one another and shall not allow for duplicative recoveries.

(c) An Indemnified Party shall give written notice to the Indemnifying Party within ten (10) Business Days after it has actual knowledge of commencement or assertion of any Third Party Claim in respect of which the Indemnified Party may seek indemnification under this Section 9.8. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party under this ARTICLE IX, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as the Indemnifying Party has acknowledged in writing to the Indemnified Party that it is liable for such Third Party Claim pursuant to this Section 9.8, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim entails a material risk of criminal penalties or civil fines or non-monetary sanctions being imposed on the Indemnified Party (a “Third Party Penalty Claim”), to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, except as otherwise provided herein, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation or defending such portion of such Third Party Penalty Claim; provided the parties agree that the handling of any Tax contests involving the Company will be governed by Section 7.7.

(d) In the event that (i) the Indemnifying Party advises an Indemnified Party that the Indemnifying Party will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within twenty (20) Business Days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim, in each case at the sole cost and expense of the Indemnifying

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Party. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate to the extent commercially reasonable with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(e) If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense unless otherwise specified herein; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third Party Penalty Claim. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. Except as otherwise provided by Section 9.8(d), the Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition any such consent. Notwithstanding anything in this Section 9.8 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, (i) settle or compromise any claim or consent to entry of judgment in respect thereof which involves any condition other than payment of money by the Indemnified Party, (ii) settle or compromise any claim or consent to entry of judgment in respect thereof without first demonstrating to the Indemnified Party the ability to pay such claim or judgment, or (iii) settle or compromise any claim or consent to entry of judgment in respect thereof that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a full and complete release from all liability in respect of such claim.

(f) If the amount of any Indemnified Costs, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self insurance or flow through insurance policies) or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, must promptly be repaid by the Indemnified Party to the Indemnifying Party net of any Taxes imposed upon the Indemnified Party in respect of such amounts (but taking into account any Tax benefit the Indemnified Party receives as a result of such payment). Upon making any indemnity payment (other than any indemnity payment relating to Taxes), the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party, except third parties that provide insurance coverage to the Indemnified Party or its Affiliates, in respect of the Indemnified Costs to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and the Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.8 will be construed to require any Member to obtain or maintain any insurance coverage.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(g) For Tax reporting purposes, to the maximum extent permitted by Applicable Law, each party will agree to treat all amounts paid under any of the provisions of this ARTICLE IX as an adjustment to the Capital Contribution made by Investor in exchange for its Class A Membership Interests or the Capital Contribution made by Sponsor Sub in exchange for its Class B Membership Interests (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent any such indemnification payment is includable as income of the Indemnified Party or its Affiliates as determined by agreement of the parties or, if there is no agreement, by an opinion of a nationally-recognized Tax counsel reasonably selected by the Indemnified Party that such amount is *** includable as income of the recipient or its Affiliates, the amount of the payment shall be increased by the amount of any federal income Tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 9.8(g), assuming full taxability at the Corporate Tax Rate. Any payment made under this ARTICLE IX shall be reduced by the present value (as determined on the basis of a discount rate equal to 15% per annum and the same assumptions about taxability and tax rates) of any federal income tax benefit to be realized by the Indemnified Party or its Affiliate by reason of the facts and circumstances giving rise to such indemnification.

Section 9.9. No Duplication.

Any liability for indemnification under this ARTICLE IX shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 9.8 or under another Transaction Document, only one recovery of Indemnified Costs per Indemnified Party shall be allowed.

Section 9.10. Survival.

All representations, warranties, covenants and obligations made or undertaken by a party hereto in any Transaction Document shall survive until the final date for any assertion of claims as forth in Section 9.11, if and as applicable, or as otherwise provided in the Transaction Documents.

Section 9.11. Final Date for Assertion of Indemnity Claims.

All claims by an Indemnified Party for indemnification pursuant to this ARTICLE IX resulting from breaches of representations or warranties in ARTICLE III shall be forever barred unless the other party is notified within twenty-four (24) months after the date such representation or warranty was made; provided that, notwithstanding the foregoing, the

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

representations and warranties in Section 3.11(a)(viii), Section 3.11(b), Section 3.11(c)(x), or Section 3.11(c)(xi) shall survive until six (6) months following the expiration of the applicable statute of limitations (taking into account any waivers or extensions thereof); provided, further, that if written notice of a claim for indemnification has been given by an Indemnified Party on or prior to the last day of the respective foregoing period, then the obligation of the other party to indemnify such Indemnified Party pursuant to this ARTICLE IX shall survive with respect to such claim until such claim is finally resolved.

Section 9.12. Reasonable Steps to Mitigate.

Each Indemnified Party will take, at the Indemnifying Party’s own reasonable cost and expense, all reasonable commercial steps identified by Indemnifying Party to the Indemnified Parties to mitigate all Indemnified Costs (other than any such Indemnified Costs with respect to Taxes), which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of the Indemnified Costs as may be reasonably requested by the Indemnifying Party.

Section 9.13. Net of Insurance Benefits.

All Indemnified Costs shall be net of insurance recoveries from insurance policies of the Company to the extent that any proceeds of such policies, less any costs, expenses or premiums incurred by the Company in connection therewith, are distributed by Company to the Indemnified Party; provided, however, such amount shall account for any costs or expenses incurred by the Indemnified Party in connection with obtaining insurance proceeds with respect to any breach or nonperformance hereunder.

Section 9.14. No Consequential Damages.

Indemnified Costs shall not include, and an Indemnifying Party shall have no obligation to indemnify any Indemnified Party for or in respect of, any consequential, special, incidental, exemplary, statutory, or punitive damages of any nature including but not limited to damages for lost profits or revenues or the loss of use of such profits or revenues (other than in each case revenues from Customer Agreements, Government Incentives or sales of RECs), increased costs of purchasing or providing equipment, materials, labor, services, debt service fees or penalties, or damages for lost opportunities; provided, however, that a loss, disallowance or recapture of, or inability to claim Tax Credits or other adverse tax consequences shall not be treated as consequential, special, incidental, exemplary, statutory, or punitive damages for purposes of this Agreement.

Section 9.15. Payment of Indemnification Claims.

All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in U.S. dollars. Any undisputed portion of an indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Parties involved. An Indemnifying Party may dispute any portion of an indemnification claim, provided, however, that such disputed indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Party together with interest at a rate equal to 5% per annum upon the final determination of the payable amount of the claim (if any) by a court of competent jurisdiction.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

ARTICLE X

DISSOLUTION AND WINDING-UP

Section 10.1. Events of Dissolution.

The Company shall be dissolved upon the first to occur of the following:

(a) the written consent of each of the Members to dissolve the Company, but only on the effective date of dissolution specified by the Members in such writing at the time of such consent;

(b) entry of a decree of judicial dissolution under Section 18-802 of the Act;

(c) the issuance of a final, nonappealable court order which makes it unlawful for the business of the Company to be carried on; or

(d) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company unless the Company is continued in a manner permitted by this Agreement or the Act.

Section 10.2. Distribution of Assets.

(a) The Members hereby appoint the Managing Member to act as the liquidator upon the occurrence of one of the events in Section 10.1. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members. In no event, without the approval of Members by Required Majority Vote, will a sale to a Member be for an amount that is less than fair market value (determined by the Appraisal Method if the Members (by Required Majority Vote) are unable to agree on the fair market value).

(b) The liquidator will first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation), including Member Loans, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine) in the order of priority as provided by law.

(c) All assets of the Company will be treated as if sold, and the gain or loss treated as realized on those assets will be allocated first to Members with deficits in their Capital Accounts (in the ratio of the deficits if more than one Member’s Capital Account is in deficit) to eliminate the deficits.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(d) Remaining gain or loss will be allocated next among the Class A Members in an effort to set the Capital Account of each Class A Member at a level that will allow it to reach an Internal Rate of Return equal to ***% out of the liquidating distributions if such Internal Rate of Return has not already been achieved and, thereafter, in the ratio as provided in Section 5.1(b). Notwithstanding subsections (c) and (d), the Class B Member will be allocated at least ***%, and the Class A Member will be allocated at least ***%, of any gain or loss at liquidation.

(e) After the allocations in subsections (c) and (d) have been made, cash and property will be distributed to Members pro rata in the amount of the positive balances in their Capital Accounts by the end of the Fiscal Year in which the liquidation occurs (or, if later, within ninety (90) calendar days after such liquidation).

(f) The distribution of cash and property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 10.3. Certificate of Cancellation.

(a) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

(b) Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

(c) All costs and expenses in fulfilling the obligations under this Section 10.3 shall be borne by the Company.

Section 10.4. In-Kind Distributions. There shall be no distribution of assets of the Company in-kind without a prior Required Majority Vote approving such distribution.

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices.

Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (each referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile or electronic mail transmission, directed to the intended recipient at the address of such Member set forth on Schedule 4.2(d) attached hereto (as applicable) or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 11.1. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or electronic mail or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m., New York, New York time, on a Business Day shall be deemed to be received on the next Business Day.

Section 11.2. Amendment.

Except for an amendment of Schedule 4.2(d) hereto in accordance with the terms of this Agreement, an amendment of Annex I in accordance with Section 3.1(a), and a Transfer of Membership Interests and the admission of a new Member in accordance with the terms of this Agreement, this Agreement may be changed, modified or amended only by an instrument in writing duly executed by Members representing a Required Majority Vote; provided, that any amendment of this Agreement after the Flip Date shall not materially impair the rights of the Class A Member unless the Class A Member has consented to such amendment.

Section 11.3. Partition.

Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4. Waivers and Modifications.

Any consent or waiver, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by Members representing a Required Majority Vote of the Members affected by such waiver or consent and shall be delivered to the other Members in the manner set forth in Section 11.1.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 11.5. Severability.

Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any party to this Agreement to lose the benefit of its economic bargain.

Section 11.6. Successors; No Third-Party Beneficiaries.

This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party (other than the Company) or entitle any third party (other than the Company) to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract. To the full extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party.

Section 11.7. Entire Agreement.

This Agreement, including the schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters.

Section 11.8. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

Section 11.9. Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

Section 11.10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which may be delivered by facsimile transmission or electronically in .PDF format and each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

Section 11.11. Dispute Resolution.

(a) This Section 11.11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (i) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (ii) the applicability of this Section 11.11 to a particular dispute. Notwithstanding the foregoing, this Section 11.11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Managing Member). Any dispute to which this Section 11.11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.”

(b) If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure: (i) first, the representatives of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; (ii) second, if the Dispute is still unresolved after twenty (20) calendar days following the commencement of the negotiations described Section 11.11(b)(i), then the designated executive officer of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and (iii) third, if the Dispute is still unresolved after ten (10) calendar days following the commencement of the negotiations described in clause (ii), then any Disputing Member may take such Dispute to litigation.

(c) If any Member raises a Dispute with respect to the Managing Member’s Internal Rate of Return calculation, such Disputing Member shall notify the Managing Member and the other Members not more than thirty (30) days after such Disputing Member has received the applicable Internal Rate of Return calculation notice. In such event, the Members and the Managing Member shall consider the issues raised or in Dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If notice of Dispute is not given by any Member within such period, each calculation in the Internal Rate of Return will be final and binding on the Member. If the Dispute as to the Managing Member’s calculations is not promptly resolved within ten (10) Business Days of such notification of the Dispute, the Members and the Managing Member shall each promptly present their interpretations to an Independent Accounting Firm, and shall instruct the Independent Accounting Firm to determine the correct amount of the calculations in dispute (if applicable, in accordance with the methodology set forth in Section 6.5 or Section 7.1) and to resolve the dispute promptly, but in no event more than twenty (20) Business Days after having the dispute submitted to it. The Independent Accounting Firm will make a determination as to each of the items in dispute, which must be (i) in writing, (ii) furnished to each Member and the Managing Member and

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

(iii) made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on all Members. Each Member shall use reasonable efforts to cause the Independent Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Independent Accounting Firm for information, books, records and similar items. In the event the Independent Accounting Firm determines that any of the calculations in dispute were incorrect such that distributions to the Class A Members were reduced by more than ***% over a period of one Fiscal Year or longer, the fees and expenses of the Independent Accounting Firm shall be borne by the Class B Members (pro rata in proportion to their Percentage Interests). In all other cases the fees and expenses of the Independent Accounting Firm shall be borne by the Disputing Member disputing any of the calculations (if more than one, pro rata in proportion to their Percentage Interests).

(d) Notwithstanding the foregoing, any Disputes under this Section 11.11 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. The Members hereby irrevocably submit to the non-exclusive jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding arising out of or relating to any such Dispute. Each Member hereto irrevocably and unconditionally waives trial by jury in any action, suit or proceeding relating to a Dispute and for any counterclaim with respect thereto.

Section 11.12. Confidentiality and Publicity.

(a) Confidential Information. The Members shall, and shall cause their Affiliates and their respective stockholders, members, Subsidiaries and Representatives to, hold confidential all information they may have or obtain concerning Sponsor Sub, Sponsor, Investor, the Company, and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, however, that Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives, or (ii) becomes available to a Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives. In addition, each Member hereby acknowledges its obligations under the United States federal securities laws.

(b) Legally Compelled Disclosure. Confidential Information may be disclosed (i) as required or requested to be disclosed by a Member or any of its Affiliates or their respective stockholders, members, Subsidiaries or Representatives as a result of any Applicable Laws or rule or regulation of any stock exchange, the National Association of Insurance Commissioners or other regulatory authority having jurisdiction over such Member, or (ii) as required or requested by the IRS in connection with the PV System or Tax Credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit. If a party becomes compelled by legal or administrative process to disclose any Confidential Information, such party shall, to the extent permitted by Applicable Laws, provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 11.12 with respect to the information required to be disclosed. If such protective order

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Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 11.12 with respect to the information required to be disclosed, the first party shall furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and shall exercise reasonable efforts, at the other Members’ expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (ii) above, to obtain reliable assurance that, to the maximum extent permitted by Applicable Laws, such information will not be made available for public inspection pursuant to Section 6110 of the Code.

(c) Disclosure to Representatives. Notwithstanding the foregoing, a Member may disclose Confidential Information received by it to its employees, consultants, legal counsel, lenders, potential lenders, investors, potential investors (subject to Section 11.12(d)), agents or other Representatives who have a need to know such information; provided that such Member informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Members shall ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Member is kept confidential.

(d) Other Permitted Disclosures. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member hereunder, (ii) any exercise by a party hereunder of any of its rights hereunder, or (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, provided that such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed.

(e) Publicity. Prior to any Member (other than Investor or its Affiliates) making a public announcement respecting the Company or any Project that references Investor or any of its Affiliates (for the avoidance of doubt, for purposes of this Agreement, Sponsor shall not be treated as an Affiliate of Investor), such Member shall have obtained the prior written consent of Investor.

Section 11.13. Joint Efforts.

To the full extent permitted by law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

Section 11.14. Specific Performance.

The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by law, the provisions hereof and the obligations of the Members hereunder

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

Section 11.15. Survival.

Subject to Section 9.11, all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

Section 11.16. Recourse Only to Member.

The sole recourse of the Company for performance of the obligations of any Member hereunder shall be against such Member and its assets and not against any assets or property of any present or future stockholder, partner, member, officer, employee, servant, executive, director, agent, authorized representative or Affiliate of such Member.

Section 11.17. Costs, Expenses, Fees.

Except as otherwise provided in Section 9.4 and Section 9.5, each Member shall be responsible for its own costs and expenses in connection with the Transaction Documents; provided that Class B Member shall reimburse Investor for up to $*** of any out-of-pocket transaction costs and expenses (including legal fees) actually incurred by Investor in connection with the transactions contemplated under the Transaction Documents (in addition to Class B Member’s obligations under Section 9.4 and Section 9.5).

[Remainder of this page intentionally left blank.]

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Limited Liability Company Agreement of

Vivint Solar Aaliyah Project Company, LLC

IN WITNESS WHEREOF, the parties, each a Member, have caused this Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

VIVINT SOLAR AALIYAH MANAGER, LLC

By:	/s/ Paul Dickson
	Name:	Paul Dickson
	Title:	Vice President of Financing

STONECO IV CORPORATION

By:	/s/ John A. Magliano
	Name:	John A. Magliano
	Title:	Assistant Secretary

Limited Liability Company Agreement of Vivint Solar Aaliyah Project Company, LLC

Annex I

Members and Membership Interests

Class A Member	Number of Class A Membership Interests Owned	Percentage of Class A Membership Interests Owned
Stoneco IV Corporation	100	100%
c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Attn: John Finley
Fax: 212-583-5749
John.Finley@Blackstone.com

Chaim Miller
Chaim.Miller@Blackstone.com

Joe Rocco
Joe.Rocco@Blackstone.com

Treasury-Operations@Blackstone.com

Class B Member	Number of Class B Membership Interests Owned	Percentage of Class B Membership Interests Owned
Vivint Solar Aaliyah Manager, LLC,	100	100%
c/o Vivint Solar, Inc.
4931 N 300 W
Provo, UT 84604
Attn: Paul Dickson, VP of Financing
E-Mail: pdickson@vivintsolar.com
Fax: (801) 765-5705

Schedule 4.2(d)

Initial Capital Accounts

Member Name and Address	Capital Account Balance		Percentage Interest
Stoneco IV Corporation	$	***		***%
c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Attn: John Finley
Fax: 212-583-5749
John.Finley@Blackstone.com

Chaim Miller
Chaim.Miller@Blackstone.com

Joe Rocco
Joe.Rocco@Blackstone.com

Treasury-Operations@Blackstone.com

Vivint Solar Aaliyah Manager, LLC,	$	***		***%
c/o Vivint Solar, Inc.
4931 N 300 W
Provo, UT 84604
Attn: Paul Dickson, VP of Financing
E-Mail: pdickson@vivintsolar.com
Fax: (801) 765-5705

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Schedule 9

Transfer Representations and Warranties

(a) [The Class A Member] is a [—] duly organized, validly existing and in good standing under the laws of [—] and has all requisite [—] power and authority to reconvey the Class A Membership Interests as contemplated by the Agreement.

(b) [The Class A Member] owns directly [100%] of the Company’s outstanding Class A Membership Interests to the extent that is what it was sold under the [Agreement] [other transfer documentation].

(c) [The Class A Member] has absolute record and beneficial ownership and title to all of the Membership Interests held by [the Class A Member] to the extent that is what it was sold under the [Agreement] [other transfer documentation], free and clear of any Liens except Permitted Encumbrances.

(d) The assignment effecting the Transfer of the Class A Membership Interests from [the Class A Member] to [the Class B Member] has been duly and validly executed and delivered by [the Class A Member] and constitutes [the Class A Member’s] legal, valid and binding obligation, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).

(e) Neither the execution, delivery and performance by [the Class A Member] of the assignment effecting the Transfer of the Class A Membership Interests from [the Class A Member] to [the Class B Member] nor the consummation of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of the organizational documents of [the Class A Member]; (ii) violate or conflict with (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any contract or other instrument or obligation that [the Class A Member] is a party to or by which [the Class A Member] is bound; or (iii) violate any Applicable Laws or any material license, franchise, permit or other authorization applicable to or affecting [the Class A Member] or any of its respective assets.

(f) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority or any other Person that has not been made or obtained on or before the date hereof is necessary for the execution, delivery and performance by [the Class A Member] of the assignment effecting the Transfer of the Class A Membership Interests from [the Class A Member] to [the Class B Member] or the consummation by any such Person of the transactions contemplated thereby.

Exhibit A

Certificate of Membership Interest

See attached

CERTIFICATE OF CLASS [A/B] MEMBERSHIP INTEREST

Certificate No. [A/B]-[—]	[Company] a Delaware limited liability company	Class [A/B] Membership Interests

The Class [A/B] Membership Interests represented by this Certificate of Class [A/B] Membership Interest (this “Certificate”) and the Class [A/B] Membership Interests evidenced hereby shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

THIS CERTIFIES THAT [—], a [—] [—], is the registered holder of [—] Class [A/B] Membership Interests of Vivint Solar Aaliyah Project Company, LLC, a Delaware limited liability company (the “Company”), representing 100% of the Class [A/B] Membership Interests in the Company.

IN WITNESS WHEREOF, the duly authorized officers of the Company have executed this Certificate as of this      day of             , 2013.

By:		By:
	Name:		Name:

	Title:		Title:

THE CLASS [A/B] MEMBERSHIP INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAW AND THE TRANSFERABILITY OF SUCH CLASS [A/B] MEMBERSHIP INTERESTS IS RESTRICTED. SUCH CLASS [A/B] MEMBERSHIP INTERESTS MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH CLASS [A/B] MEMBERSHIP INTERESTS BY THE ISSUER FOR ANY PURPOSES, UNLESS (I) A REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED) WITH RESPECT TO SUCH CLASS [A/B] MEMBERSHIP INTERESTS SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR (II) SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS.

ADDITIONALLY, NO CLASS [A/B] MEMBERSHIP INTERESTS REPRESENTED BY THIS INSTRUMENT MAY BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, COPIES OF WHICH ARE ON FILE IN THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST AND WITHOUT CHARGE TO ANY HOLDER.

For Value Received,                      hereby sell(s), assign(s) and transfer(s) unto                                                       Class [A/B] Membership Interests represented by the within Certificate, and do(es) hereby irrevocably constitute and appoint                                                                                   Attorney to transfer the said Class [A/B] Membership Interests on the books of the within named Company with full power of substitution in the premises.

Dated:

By:

Exhibit B

Base Case Model

See attached

Exhibit C

Insurance

Coverage:

The Company shall procure and maintain in full force and effect the following minimum insurance coverages, at its sole expense, as set forth below. All such insurance carried shall be placed with such insurers having a minimum A.M. Best rating of A-IX, and be in such form, with such other terms, conditions, limits and deductibles (subject to the minimum insurance coverages below):

(A) All Risk Property Insurance. The Company shall maintain all risk property insurance covering against physical loss or damage to the Projects, including fire and extended coverage. Such insurance coverage shall cover each and every component of the Project, per policy terms and conditions. Such insurance coverage shall be written on a full replacement cost basis, shall include an agreed amount endorsement waiving any coinsurance penalty, and shall include expediting expense coverage in an amount not less than $50,000. Such insurance coverage may be subject to deductibles not to exceed $250,000 for each and every occurrence.

(B) Commercial General Liability. The Company shall maintain third party liability insurance coverage written on an occurrence basis with a limit of liability of not less than $1,000,000. Such insurance shall include coverage for premises/operations, pollution arising out of hostile fire, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability.

(C) Workers’ Compensation/Employer’s Liability. If the Company has any employees, the Company shall maintain Workers’ Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of any such employee while at work or in the scope of his or her employment with the Company, and Employer’s Liability insurance in an amount not less than $1,000,000. Exclusions for occupational disease shall be limited to employers’ liability only.

(D) Business Auto. If applicable, the Company shall maintain Business Auto insurance covering owned, non-owned, leased, hired or borrowed vehicles of the Company, if any, against bodily injury or property damage. Such insurance coverage shall have a combined single limit of liability of not less than $1,000,000.

(E) Excess/Umbrella Liability. The Company shall maintain Excess/Umbrella Liability insurance written on an occurrence basis and providing coverage limits in excess of the primary limits applying under policies described in subsections (B), (C) (employers’ liability only), and (D) above. Such insurance coverage shall have a limit of liability of not less than $10,000,000. Such insurance coverage shall include a drop down provision in the event of exhaustion of underlying limits or aggregates and apply on a following form basis to the primary coverage.

Endorsements:

The Company shall cause its insurance coverages to be endorsed as follows (all such endorsements with respect to the Class A Member to be as of the Effective Date):

(A) Each Class A Member shall be an additional insured and Loss Payee with respect to the Property All Risk and any other applicable First Party insurance. Each Class A Member shall be additional insured with respect to the General Liability, Automobile and Umbrella Liability policies.

(B) Such other endorsements, or independent instruments, furnished to each Class A Member, will provide that (i) the insurance companies will give each Class A Member at least ten (10) calendar days prior written notice, in the case of nonpayment of premiums, or thirty (30) calendar days prior written notice, in all other cases, before any such policy or policies of insurance shall be canceled, (ii) in as much as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements of the liability policies, with the exception of the limits of liability and products completed operations, shall operate in the same manner as if there were a separate policy covering each insured, (iii) such insurance is primary without right of contribution of any other insurance carried by or on behalf of each Class A Member with respect to its interests as such in the Project and (iv) coverage shall not be cancelled except after thirty (30) calendar days’ prior written notice, or ten (10) days’ prior written notice in the event of cancellation for nonpayment of premium, has been given to the each Class A Member.

General:

In the event any property insurance (including the limits or deductibles thereof) hereby required to be maintained, other than insurance required by law to be maintained, shall not be available and commercially feasible in the commercial insurance market, no Class A Member shall unreasonably withhold their agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that: (i) the Company shall first request any such waiver in writing ten (10) Business Days prior to the policy renewal, which request shall be accompanied by written reports prepared by the Company’s insurance broker certifying that such property insurance is not reasonably available and commercially feasible in the commercial insurance market for projects of similar type and capacity (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions, such insurance advisers and the form and substance of such reports to be reasonably acceptable to the Class A Member; (ii) at any time after the granting of any such waiver, the Class A Member may request, and the Company shall furnish to the Class A Member within fifteen (15) calendar days after such request, supplemental reports reasonably acceptable to the Class A Member from such insurance advisers updating their prior reports and reaffirming such conclusion; (iii) any such waiver shall be effective only so long as such property insurance shall not be available and commercially feasible in the commercial insurance market, it being understood that the failure of the Company to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such nonexistence; and (iv) the Company shall procure such property insurance coverage as is then available to the Company on commercially reasonable terms.

Exhibit D

Form of Note

$[ ]	[ ], 20[ ] New York, New York

FOR VALUE RECEIVED, Vivint Solar Aaliyah Project Company LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to [                    ] (the “Member”), into [INSERT ACCOUNT INFORMATION], the principal sum of $[AMOUNT EQUAL TO THE MEMBER LOAN] as a Member Loan made by the Member to the Company pursuant to the Limited Liability Company Agreement of the Company dated as of November 5, 2013, by and between Stoneco IV Corporation and Vivint Solar Aaliyah Manager, LLC (as amended, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the LLC Agreement and on the schedule attached hereto, and to pay interest on the unpaid principal amount of each such Member Loan, into such account, in like money and funds, for the period commencing on the date of such Member Loan until such Member Loan shall be paid in full, at the rate per annum and on the dates provided in the LLC Agreement and on the schedule attached hereto (unless such interest is compounded to the principal amount of the Member Loan in accordance with Section 4.3(b) of the LLC Agreement).

The date, amount, and interest rate of each Member Loan made by the Member to the Company, and each payment made on account of the principal thereof, shall be recorded by the Member on its books and, prior to any transfer of this Note, endorsed by the Member on the schedule attached hereto or any continuation thereof, provided that the failure of the Member to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the LLC Agreement or hereunder in respect of the Member Loans made by the Member.

This Note evidences Member Loans made by the Member under the LLC Agreement. Terms used but not defined in this Note have the respective meanings assigned to them in the LLC Agreement.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

VIVINT SOLAR AALIYAH PROJECT COMPANY, LLC

By:
Name:
Title:

Schedule of Member Loans

This Note evidences Member Loans made under the within-described LLC Agreement to the Company, on the dates, in the principal amounts, bearing interest at the rates set forth below and subject to the payments, prepayments and compounding set forth below:

Date	Principal Amount of Loan	Interest Rate	Amount Paid, Prepaid, or Compounded	Notation Made by